                  Confidential, For Use of the Commission Only
================================================================================
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant

Check the appropriate box:

[X]  Revised Preliminary Proxy Statement

[X] Confidential, for use of the Commission only (as permitted by Rule (14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                SEAL FLEET, INC.
                (Name of Registrant as Specified In Its Charter)

                                 John W. Menke
                             Butler & Binion, L.L.P
                           1000 Louisiana, Suite 1700
                              Houston, Texas 77002
                                 (713) 237-3690
                    (Name of Person Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies: ____________________________________

     2)  Aggregate number of securities to which transaction applies: _______________________________________

     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
         ____________________________________________________________________________________________________

     4)  Proposed maximum aggregate value of transaction:  $6,300,000

     5)  Total fee paid:

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:_____________________________________________________________________________

     2)  Form, Schedule or Registration Statement No.:_______________________________________________________

     3)  Filing Party:_______________________________________________________________________________________

     4)  Date Filed:_________________________________________________________________________________________

====================================================================================================================================


                            [SEAL FLEET LETTERHEAD]



Dear Seal Fleet Stockholder:


  You are cordially invited to attend the Annual Meeting of the stockholders of Seal Fleet, Inc. (``Seal Fleet'') to be held at 10:00 a.m. on July __, 1996, at the offices of Seal Fleet, 3305 Avenue S, Galveston, Texas 77550. At the annual meeting, you will be asked to consider and approve (a) a proposal to sell Seal Fleet's assets, pay off all debt to National Western Life Insurance Company and pay off and/or rearrange Seal Fleet's debt to the Three R Trusts, and change the nature of Seal Fleet's business (collectively, the ``Sale''), (b) the election of directors and (c) ratification of the appointment of Seal Fleet's auditors.


  The Board of Directors of Seal Fleet has unanimously approved and recommends that the stockholders of Seal Fleet vote FOR the Sale. Enclosed with this letter are a Notice of Annual Meeting of Stockholders and a Proxy Statement of Seal Fleet which describes in detail the proposed Sale, its background and other related information.

  (1) Please consider carefully all the materials in the Proxy Statement.

  (2) Please execute and return the enclosed proxy card as soon as possible. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. If you attend the annual meeting, you may vote in person if you wish, even though you have previously returned your proxy.

  Please call Trina Salinas at (409) 763-8878 for information or assistance.

    Sincerely,



    John W. Bissell
    Chairman of the Board
Galveston, Texas
June __, 1996

                                SEAL FLEET, INC.
                                 3305 Avenue S
                            Galveston, Texas  77550

                                 (409) 763-8878
                            ________________________

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY __, 1996



   The Annual Meeting of Stockholders of Seal Fleet, Inc. (the ``Company'') will be held in the offices of the Company at 3305 Avenue S, Galveston, Texas 77550, on July __, 1996, at 10:00 A.M., Galveston time, for the following purposes:

   1. To consider and vote on a proposal to sell the Company's assets, pay off or rearrange the Company's debt and change the nature of the Company's business, all as described in the attached Proxy Statement.

   2. To elect a Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are elected. If the sale described in item number 1. above is approved and consummated, such directors will only serve until the closing of such sale.

   3. To ratify the appointment of Pannell Kerr Forster of Texas, P.C. as independent auditors for the Company for the 1996 fiscal year.

   4. To act upon any other matters properly coming before the meeting or any adjournment thereof.

   Holders of common stock of the Company at the close of business on June __, 1996, will be entitled to vote at the meeting and any adjournment thereof, as set forth in the accompanying Proxy Statement.


                           By order of the Board of Directors



June __, 1996              Ann McLeod Moody
Galveston, Texas           Secretary



IN ORDER TO AVOID ADDITIONAL SOLICITATION EXPENSE TO THE COMPANY, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE RETURN ENVELOPE PROVIDED, EVEN IF YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE AT THE ANNUAL MEETING BY GIVING WRITTEN NOTICE OF REVOCATION, BY SIGNING AND DELIVERING TO THE SECRETARY OF THE COMPANY A PROXY BEARING A LATER DATE OR BY PERSONALLY VOTING AT THE MEETING.

                               SEAL FLEET, INC.

                                PROXY STATEMENT

   This Proxy Statement is being furnished to the holders (``Class A Stockholders'') of Class A Voting Common Stock, $.10 par value (``Class A Stock''), and to the holders (``Class B Stockholders'') of Class B Voting Common Stock, $.10 par value (``Class B Stock''), of Seal Fleet, Inc., a Nevada corporation (the ``Company'' or ``Seal Fleet''), in connection with the solicitation of proxies by its Board of Directors for use at an Annual Meeting of Stockholders of the Company (the ``Annual Meeting'') scheduled to be held on July __, 1996, at 10:00 a.m., Galveston, Texas time, at the principal executive offices of the Company, 3305 Avenue S, Galveston, Texas 77550, and at any adjournment or postponement thereof. At the Annual Meeting, the Class A Stockholders and the Class B Stockholders (collectively, the ``Stockholders'') will be asked to consider and vote upon a proposal to sell substantially all of the assets of the Company (the ``Sale'') to Hvide Marine Incorporated, a Florida corporation (``Hvide''), pursuant to the Asset Purchase Agreement (the ``Agreement''), dated as of March 29, 1996, by and among the Company, its subsidiaries Sealcraft Operators, Inc., Seal GP, Inc. and South Corporation, and Hvide and Thomas M. Ferguson (``Ferguson'') and to pay off or rearrange the Company's debt and change the nature of the Company's business. In addition, the Stockholders will elect directors and will be asked to consider and vote upon a proposal to ratify the appointment of Pannell Kerr Forster of Texas, P.C. as independent auditors of the Company for the 1996 fiscal year.


   FOR A DESCRIPTION OF CERTAIN CONSIDERATIONS THAT SHOULD BE CONSIDERED BY STOCKHOLDERS IN CONNECTION WITH THE SALE AND SUBSEQUENT CHANGE IN THE NATURE OF THE COMPANY'S BUSINESS, SEE ``THE SALE OF ASSETS - RISK FACTORS''. UNDER NEVADA LAW, HOLDERS OF CLASS A STOCK AND CLASS B STOCK (COLLECTIVELY, THE ``COMMON STOCK'') WILL NOT HAVE DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE SALE. SEE ``THE SALE OF ASSETS -DISSENTERS' RIGHTS''.

   A proxy in the form accompanying this Proxy Statement (each a ``Proxy''), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and otherwise in accordance with the judgment of the persons designated therein as Proxies. Any Proxy which does not withhold authority to vote or on which no other instructions are given will be voted FOR the Sale (including the related payment and/or rearrangement of debt and change in the business of the Company), FOR the election of the nominees named herein to the Board of Directors and FOR the ratification of appointment of independent auditors. Any Proxy may be revoked at any time before it is exercised by delivering, to the Secretary of the Company, written notice of revocation or by duly executing a Proxy bearing a later date, or by voting in person at the Annual Meeting.

   This Proxy Statement and the accompanying Notice and form of Proxy are being mailed to Stockholders on or about June __, 1996. The annual report to Stockholders for the Company's fiscal year ended December 31, 1995 (the ``Annual Report'') is also being mailed to Stockholders contemporaneously with this Proxy Statement. Portions of the Annual Report are incorporated herein by reference.

   At the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice. If any other business should properly come before the Annual Meeting, it is intended that the shares of Class A Stock represented by any Proxy will be voted with respect to such business in accordance with the judgment of the persons named in the Proxy.


               The date of this Proxy Statement is June __, 1996

                                    SUMMARY

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and Financial Statements and the Notes thereto appearing elsewhere or incorporated by reference herein.

                                  THE MEETING

   The Annual Meeting will be held July __, 1996, for the purposes of (i) voting to approve or disapprove the Sale, (ii) electing directors and (iii) ratifying the appointment of the Company's independent auditors. Holders of Class A Stock or Class B Stock at the close of business on June __, 1996, will be entitled to vote at the Annual Meeting.

                                    THE SALE

   GENERAL. The Company has entered into the Agreement with Hvide to sell its three marine vessels, two bareboat charters and related assets to Hvide for $6,300,000 in cash. See ``The Sale of Assets - General''. Seal Fleet will apply the proceeds of the Sale to the repayment of certain of the Company's indebtedness and the reduction of its debt to the Trusts (as defined below). The Trusts have agreed to forgive $500,000 of interest due to the Trusts and to accept a new note for the remaining balance of the Company's debt to the Trust in the amount of $3,000,000. Hvide will guaranty the payment of this note to the Trusts.

   In addition to the Company's own vessels and the vessels it bareboat charters, the Company manages five vessels indirectly owned by the Trusts. The Trusts also own 10.72% of the Company's outstanding shares of Class A Stock and 100% of the Company's Class B Stock. Hvide has agreed to acquire the Trusts' vessels and its shares of Company stock.

   As a result of the Sale, the Company will terminate its marine supply business, with only its brokerage business and the travel agency remaining. Ralph McIngvale, Vice President-Sales of the Company's subsidiary Sealcraft Operators, Inc., is currently entitled to receive a salary plus 50% of the receivables in excess of payables generated by the brokerage business. If the Sale is consummated, the Company will transfer the brokerage business to Mr. McIngvale, and he will assume responsibility for collecting the brokerage business accounts receivable and paying the Company's payables and on-going lease obligations relating to the brokerage business. Following the consummation of the Sale, the Company and Mr. McIngvale will each receive 50% of the receivables in excess of payables generated by the brokerage business prior to the Sale. At March 31, 1996, such ongoing lease expenses were approximately $1,900 per month and receivables in excess of payables were approximately $248,000.

   Seal Fleet has made no decision regarding whether to close, sell or continue the travel agency business if the Sale is consummated.

   REASONS FOR THE SALE. As of March 31, 1996, the Company was in default in regards to $7,416,000 of debt payable to the Trusts. See ``The Sale of Assets - The Company's Reasons for the Sale''. The Company has continued to operate since its initial default on such debt in 1990 only at the forbearance of the Trusts. If the Trusts were to enforce the Company's debt, the Company would be liquidated with no return to the Stockholders. If the Company did not sell its vessels following the anticipated sale of the Trusts' vessels to Hvide, the Company would operate too small a fleet to generate sufficient revenues to remain in business.

   Prior to approving the Agreement, the Company solicited other offers for its marine assets. The Company's Board of Directors also received a fairness opinion from Rauscher Pierce Refsnes, Inc. to the effect that the Sale was fair, from a financial point of view, to the public holders of the Company's Class A Stock. In addition, the Company received two appraisals of its three marine vessels, which appraised the aggregate value of the vessels at $7,560,000 and $6,350,000, respectively. Although the Company has not assigned a value to Hvide's guaranty of the Company's note to the Trusts, the Board of Directors believes that the guaranty has significant value. In addition, the Board of Directors considered the $500,000 reduction in debt to the Trusts as part of the consideration to be received for the Sale. Notwithstanding the appraised value of its vessels, the Company believes that its agreement with Hvide is the only outstanding offer to the Company that will allow the Company to cure its defaults in its obligations to the Trusts and remain in existence.

   BUSINESS FOLLOWING THE SALE. As a result of the Sale, substantially all of the Company's assets will be sold, its debts will be rearranged and reduced and the Company will become an acquisition company with a new Board of Directors and new executive officers. Seal Fleet will be transformed to serve as a vehicle to effect acquisitions, whether by merger, exchange of capital stock, acquisition of assets or other similar business combination (a ``Business Combination''), with an operating business (an ``Acquired Business''). The business objective of the transformed company (hereinafter, ``Post-Sale Seal'') will be to effect a Business Combination with an Acquired Business which Post-Sale Seal believes has significant growth potential. Post-Sale Seal intends to utilize cash, equity, debt or a combination thereof in effecting a Business Combination. See ``The Sale of Assets - Business of Seal Fleet Following the Sale''.

   The Stockholders of the Company will not have an opportunity to vote separately on the sale of assets and the change in the nature of the Company's business. A vote for the Sale is also a vote for a change in the Company's business. Following the consummation of the Sale, Hvide and Magnum (as defined below) will own 10.72% of the Class A Stock (21.7% if Magnum consummates its planned purchase of 277,778 shares following the consummation of the Sale) and 100% of the Class B Stock and will consequently have the ability to appoint a majority of the Company's Board of Directors to effect the business plan described herein. Following the consummation of the Sale, Ferguson will serve as President and Chief Executive Officer of Seal Fleet and also will be a director.

   Had the sale been consummated on March 31, 1996, following the consummation of the Sale the Company would have had total assets of $3,880,000 and total liabilities of $4,510,000. Following such closing, the Company will have only its travel agency business to generate income. The Company does not anticipate that the travel agency business will be able to generate sufficient income to meet the Company's debt service and, in any event, the travel agency business may be sold or otherwise discontinued. The Company's ongoing ability to meet its debt service obligations will be dependent on its ability to successfully complete a business combination with an entity with sufficient cash flow to meet the Company's obligations. See ``The Sale of Assets - Risk Factors'' for a description of certain business risks inherent in changing the Company into an acquisition Company. If the Company defaults on its obligation to the Trusts, the Trusts will have recourse against Hvide under its guaranty. However, if Hvide makes any payments to the Trusts pursuant to its guaranty, the Company would be required to reimburse Hvide for such payments.

                               THE ANNUAL MEETING

      The accompanying Proxy is being solicited by Seal Fleet, for use in connection with the Annual Meeting, and at any adjournments or postponements thereof.

PURPOSE OF ANNUAL MEETING

   THE SALE. At the Annual Meeting, holders of the Company's Common Stock will be asked to consider and vote on a proposal to approve the Sale and the resulting payment and/or rearrangement of debt and change in the Company's business. The Company has entered into the Agreement providing for the sale of the Company's vessels and related assets to Hvide. Pursuant to the Agreement, as of the Effective Time (as defined below), the Company will sell substantially all of its operating assets to Hvide. The consummation of the Sale is subject to a number of conditions, including approval of the Sale by the Stockholders, Hvide's obtaining financing, and simultaneous consummation of a sale by four trusts established by Robert L. Moody for the benefit of his children (collectively, the ``Trusts'') of the five marine vessels owned beneficially by the Trusts and the shares of Seal Fleet Common Stock owned by the Trusts. If the Sale is approved and consummated, the Company's debt will be substantially reduced and the nature of the Company's business will be changed as described herein. See ``The Sale of Assets''.

   ELECTION OF DIRECTORS. The Stockholders will also vote on the election of persons to serve as directors. The Company's Board of Directors consists of seven members. The persons elected will serve until the next annual meeting of Stockholders and election of their successors unless the Sale is approved and consummated, in which case the elected directors will be replaced. See ``Election of Directors''.

   RATIFICATION OF APPOINTMENT OF AUDITORS. The Stockholders will also vote to approve or disapprove the appointment of Pannell Kerr Forster of Texas, P.C. as independent auditors for the Company for the 1996 fiscal year. See ``Ratification of Appointment of Auditors''.

   At the date of this Proxy Statement, the Board of Directors of the Company does not know of any business to be presented at the Annual Meeting other than those matters which are set forth in the Notice. If any other business should properly come before the Annual Meeting, it is intended that the shares of Class A Stock represented by any Proxy will be voted with respect to such business in accordance with the judgment of the persons named in the Proxy.

RECORD DATE; QUORUM

   The close of business on June __, 1996 (``Record Date'') has been fixed as the record date for determining the holders of the Company's Common Stock entitled to vote at the Annual Meeting. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Seal Fleet has two classes of stock outstanding, Class A Voting Common Stock, par value $0.10 per share (``Class A Stock''), and Class B Voting Common Stock, par value $0.10 per share (``Class B Stock''). The holders of the Class B Stock are entitled to elect a majority of the Company's directors, and the holders of Class A Stock are entitled to elect the remaining directors. In addition, the holders of each of the two classes of stock are entitled to vote as a separate class on certain other matters. See ``The Sale of Assets''. On the Record Date, there were outstanding 1,984,627 shares of Class A Stock and 50,000 shares of Class B Stock. Each Stockholder will be entitled to one vote for each share of stock owned.

REQUIRED VOTE

   Under Nevada law and the Articles of Incorporation of the Company, approval of the Sale requires the affirmative vote of the holders of: (i) a majority of the outstanding shares of Class A Stock; and (ii) a majority of the outstanding shares of Class B Stock, each voting separately as a class. The Agreement further conditions the Sale on the affirmative vote of holders of a majority of the shares of Class A Stock, other than shares held by the Trusts. However, this condition to the Sale could be waived by the Company. Each of these voting requirements is independent of the others, and the Sale will not be approved unless all of these conditions have been satisfied or, if permitted by law, waived. Each share of Common Stock is entitled to one vote on the proposal to approve the Sale. Under Nevada law, abstentions and shares of Common Stock with respect to which voting power has been withheld, such as broker non-votes, will be equivalent to a ``no'' vote for purposes of approving the Sale. As of the record date, the Trusts own 212,655 shares (10.72%) of the Class A Stock and 50,000 shares (100%) of the Class B Stock. The Trusts have indicated they will vote the shares of Class A Stock and Class B Stock owned by them for approval of the Sale.

   The persons nominated as ``Class A Directors'' will be elected if they receive the affirmative vote of a plurality of the outstanding shares of Class A Stock present, in person or by Proxy, at the Annual Meeting and entitled to vote. Cumulative voting is not permitted. The persons nominated as ``Class B Directors'' likewise will be elected if they receive the affirmative vote of a plurality of the outstanding shares of Class B Stock present, in person or by Proxy, at the Annual Meeting and entitled to vote. Holders of Class A Stock may only vote for Class A Directors, and holders of Class B Stock may only vote for Class B Directors. ``Plurality'' means that individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Ratification of the independent auditors and any other matters to come before the Annual Meeting will require the approval of a majority of the shares of Common Stock present, in person or by Proxy, at the Annual Meeting and entitled to vote. Therefore, abstentions will have the same effect as a vote against the proposal.

   Votes at the Annual Meeting will be tabulated by an Inspector of Election appointed by the Company.

PROXIES

   Solicitation of Proxies will be primarily by mail, but Proxies may also be solicited personally, by telephone or fax by officers, directors and regular employees of the Company. The Company will make arrangements with brokerage firms, banks and other nominees to forward proxy materials to beneficial owners of shares and will reimburse such nominees for their reasonable costs.
Corporate Investor Communications, Inc. has been retained as Information Agent to aid in the solicitation of Proxies. It is estimated that the fee for such firm will not exceed $3,500, plus out-of-pocket costs and expenses. The cost of the solicitation will be borne by the Company. Corporate Investor Communications, Inc. will furnish copies of this Proxy Statement and related materials to the Stockholders. If you have any questions regarding this solicitation or requests for assistance, please contact Corporate Investor Communications, Inc. at the following telephone number or address:

                                 (800) 242-4410
                               111 Commerce Road
                        Carlstadt, New Jersey 07072-2856

   All properly signed and submitted Proxies will be voted. Where a choice has been specified by the Stockholder as provided on the Proxy, the Proxy will be voted (or withheld) in accordance with such specification. If a Proxy does not specify otherwise, it will be voted FOR the Sale (including the related payment and/or rearrangement of debt and change in the business of the Company), FOR the election of management's slate of directors and FOR the ratification of the appointment of the independent auditors. Any Stockholder giving a Proxy may revoke it at any time prior to its use at the meeting by giving the Company written notice of the revocation, by signing and delivering to the Secretary of the Company a Proxy bearing a later date, or by personally voting at the meeting.

                                   PROPOSAL I
                               THE SALE OF ASSETS

PARTIES TO THE AGREEMENT

   Seal Fleet, Inc. The Company is engaged in one major and two related businesses. The Company's primary business is the operation of a fleet of offshore service vessels. The Company owns three vessels and manages an additional seven vessels, five of which are owned by affiliates of the Trusts, stockholders of the Company, and two of which are bareboat chartered from their respective owners. See ``Interests of Certain Persons in the Sale'' and ``Election of Directors - Certain Transactions''. One of the chartered vessels is owned by an entity owned by employees of the Company and an unaffiliated third party. See ``Election of Directors - Certain Transactions''. In addition, the Company operates a ship brokerage business and a travel agency. For a description of the Company's business and properties, refer to the description of the Company's business and properties included in pages 4 through 7 of the Company's Annual Report, which are incorporated herein by reference.

   HVIDE MARINE INCORPORATED. Hvide is also engaged in the marine business. Hvide currently operates a total of 91 vessels providing offshore energy support services, offshore and harbor towing, and chemical and petroleum product transportation. See ``Business of Seal Fleet Following the Sale - Business Plan for Post-Sale Seal Fleet - Shareholders''.


   THOMAS M. FERGUSON. Ferguson is Chairman of the Board and President of First Stanford Corporation, a private advisory company. Ferguson also owns, and is the sole officer and director of, First Magnum Corporation (``Magnum''). Ferguson has assigned to Magnum his rights to acquire Seal Fleet Common Stock from Hvide. Ferguson has informed the Company that, following the consummation of the Sale, he will be appointed as President and Chief Executive Officer of the Company and as a Class B Director of the Company. See ``Business of Seal Fleet Following the Sale''.

   All information contained in this Proxy Statement relating to Hvide, Ferguson, Magnum and the business of the Company following the Sale has been supplied by Hvide and Ferguson.

GENERAL

   Seal Fleet proposes to sell its three vessels, two bareboat charters, customer agreements for use of vessels and inventory related to the Company's vessels to Hvide for $6,300,000. In addition, Hvide will guaranty the Company's $3,000,000 indebtedness to the Trusts remaining following the Sale. Hvide has agreed to purchase such assets for cash. This Proxy Statement solicits the approval of the Stockholders to the Sale, the application of the proceeds of the Sale and the change in the Company's principal business.

   Seal Fleet has entered into an agreement with Hvide pursuant to which Hvide will purchase the Company's three vessels, the Company's bareboat charters of the Sabine Seal (formerly named the State Flamingo) and Trinity Seal, inventory related to such vessels and customer agreements for the use of such vessels (collectively, the ``Assets''). Seal Fleet will apply the proceeds of the Sale to the payment of all debt secured by the Company's vessels, payment of the Company's bond due in August 1996, and the reduction of its debt to the Trusts. See ``Interests of Certain Persons in the Sale''. The Trusts have agreed to forgive $500,000 of interest due to the Trusts and accept a new note (the ``Post-Sale Note'') for the unpaid balance of the debt to Trusts in the amount of $3,000,000. The Post-Sale Note will bear interest at 10% per annum, with principal and interest payable monthly in arrears based upon a 60-month amortization schedule for a 36-month period, with any remaining principal and interest due and payable in full on the last day of the 37th month. Hvide will guaranty payment of the Post-Sale Note.

   Seal Fleet manages five vessels owned by five limited partnerships (the ``Partnerships'') beneficially owned by the Trusts and is paid a management fee equal to 6% of gross revenues on such vessels for the provision of such services. The Trusts and the Partnerships have also agreed to sell the five vessels owned by the Partnerships to Hvide. See ``Interests of Certain Persons in the Sale''. In connection with its sale, Seal Fleet will make a final accounting with the Partnerships for their vessels. Seal Fleet will pay to the Partnerships, at the closing of the Sale, an amount equal to all billings to customers for use of the Partnerships' vessels up to the closing of the Sale, less all amounts previously paid to the Partnerships and less an amount equal to expenses, including the Company's management fees, paid on behalf of the Partnerships in connection with operation of the vessels. If such accounting shows that the Partnerships owe the Company, such amount will be paid at closing. Sixty days after the closing of the Sale, the Company and the Partnerships will make a final accounting, adjusting for customer collections after closing for services rendered before closing and all expenses incurred before closing but paid after closing.


   The Trusts have also agreed to sell all of their Common Stock of Seal Fleet to Hvide. The Trusts own 212,655 shares (10.72%) of the Company's Class A Stock and 50,000 shares (100%) of the Company's Class B Stock. Hvide has agreed to sell 37,600 shares of the Class A Stock purchased from the Trusts and all of the Class B Stock purchased from the Trusts to Ferguson. Ferguson has assigned his rights to purchase such shares to Magnum.


   As a result of the Sale, Seal Fleet will discontinue its marine supply vessel business, with only the brokerage business and the travel agency remaining. Ralph McIngvale, Vice President - Sales of the Company's subsidiary Sealcraft Operators, Inc., will resign if the Sale is consummated, and Seal Fleet will terminate its brokerage business. Mr. McIngvale has agreed to remain with Seal Fleet until the Sale is consummated and, if the Sale is consummated and the brokerage business is transferred to him, to collect the accounts receivable of the brokerage business and to pay the accounts payable of the brokerage business after the Sale. Mr. McIngvale is currently entitled to receive a salary plus 50% of the receivables in excess of payables generated by the brokerage business. Pursuant to an agreement with Mr. McIngvale, if the brokerage business is transferred to him, his salary will terminate and Seal Fleet will be entitled to 50% of the excess of the receivables over the payables as of the time of closing of the Sale, and Mr. McIngvale will retain the other 50%. Mr. McIngvale will assume the Company's ongoing obligations under the leases for the office space and equipment used by the brokerage business, and Seal Fleet will not incur any expenses associated with the collection of the accounts, payment of payables or final accounting for the business. At March 31, 1996, the brokerage business's ongoing lease expenses were approximately $1,900 per month and receivables in excess of payables were approximately $248,000. Mr. McIngvale may continue the business thereafter for his own account. Seal Fleet will continue to own the travel agency, but no decision has been made whether to close, sell or continue the travel agency business if the Sale is consummated.

   Consummation of the Sale will terminate the Company's marine supply vessel business, which constitutes substantially all of the Company's operations.
After collection of the Company's accounts receivable and payment of its debt and accounts payable, the Company will have no operating business (except for the travel agency, which may or may not be continued). Magnum, the purchaser of the Class B Stock and some of the Class A Stock, has indicated that its business plan for the Company is to look for acquisition candidates for a new business for the Company. See ``Business of Seal Fleet Following the Sale''.

THE COMPANY'S REASONS FOR THE SALE

   In considering the Sale, the Board of Directors of the Company took into account various advantages and disadvantages of the Sale to the Company and the Stockholders. The advantages identified by the Board of Directors were:

      (a) The transaction will allow the Company to discontinue a business that has not been sufficiently profitable to allow the Company to pay all of its obligations as they became due without liquidating the Company;

      (b) The structure of the transaction, in that approval of the Sale requires the approval of holders of a majority of shares of Class A Stock and, unless waived by the Company, approval of the holders of a majority of the Class A Stock held by the public shareholders; and

      (c) The Sale will allow the Company to reduce, restructure and cure defaults in certain of the Company's debt obligations, some of which have been in default for several years.

POSSIBLE DISADVANTAGES TO THE SALE

   The Company's Board of Directors also identified the following possible disadvantages of the Sale to the Company and the holders of Common Stock:

      (a) The transaction will cause the Company to discontinue its marine vessel business;

      (b) The transaction will change the principal business of the Company, its directors and officers; and

      (c) The new business of the Company will be subject to substantial business risks. See ``Business of Seal Fleet Following the Sale - Risk Factors''.

RECOMMENDATION OF SEAL FLEET'S BOARD OF DIRECTORS

   THE BOARD OF DIRECTORS OF SEAL FLEET HAS UNANIMOUSLY (OTHER THAN MR. RUSSELL MOODY, WHO HAS NOT PARTICIPATED IN BOARD MEETINGS FOR THE PAST YEAR) APPROVED THE SALE AND BELIEVES THAT THE SALE IS FAIR TO THE COMPANY'S STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE SALE.

   In reaching its decision to approve the Sale, the Board of Directors of Seal Fleet considered numerous factors including, but not limited to: (i) the amount and nature of the consideration to be received by the Company; (ii) the structure of the Sale and the proposed business plan for the Company after the Sale; (iii) the financial results of the Company for the last five years and the prospects for the Company; (iv) the debt of the Company; (v) the historical stock prices of Class A Stock; (vi) the absence of any better firm offer; (vii) the opinion of the Company's independent investment banker that the Sale is fair to the Stockholders from a financial point of view; (viii) surveys of the Company's vessels conducted by independent appraisers; and (ix) the risks associated with the industry generally.

   In evaluating Hvide's offer, the Board of Directors of the Company considered the following:

      (a) Prospects for the Company. The Company was not profitable in 1995, and there is no assurance that the Company will be sufficiently profitable in the future to service all of the debt and accumulate equity for the Stockholders, even though business has improved in 1996. The Board of Directors determined that the Sale would substantially reduce the Company's debt and increase its stockholders' equity, and that future operations, under new management and in a new industry, might maximize a return for Stockholders.

      (b) The Company's debt. At March 31, 1996, the Company's total liabilities exceeded $14 million and stockholders' equity was a deficit of $3,520,000. $7,416,000 of the Company's debt is in default and therefore is immediately due and payable. The Company's assets are insufficient to pay all of its obligations, let alone make a distribution to Stockholders, if the Company were liquidated. The Company's independent auditors have qualified their opinions on the Company's financial statements since at least 1991 with respect to the Company's viability as a going concern. The Sale provides a means of paying a substantial portion of the debt, rearranging and extending the balance of the debt owed to the Trusts and decreasing the deficit in stockholders' equity. Magnum has offered to purchase 277,778 shares of the Company's Class A Stock held in treasury for $100,000 following consummation of the Sale as part of Magnum's plan to capitalize Seal Fleet following the Sale. See ``Business of Seal Fleet Following the Sale - Business Plan for Post-Sale Seal Fleet''.

      (c) The sale of the Partnerships' five vessels by the Trusts. Hvide first approached the Trusts for the purchase of their vessels. If the Trusts were to sell their vessels alone, the Company would be left with a fleet composed of its three vessels and any vessels that it could bareboat charter. Termination of management of the Trusts' vessels would make continuation of the Company's business impossible, unless the vessels could be replaced on economic terms substantially the same to the Company as those with the Trusts.

      (d) The absence of any better firm offer for the Assets. In this regard, the Company has discussed the sale of its vessels with other marine business companies and tried to solicit other potential buyers with respect to acquiring the Assets. In the weeks prior to approval of the Agreement by the Board, management contacted by telephone certain companies in similar businesses to inform them about the pending sale and to solicit their interest in buying the Company's vessels. In addition, representatives of Rauscher Pierce Refsnes, Inc., in conducting their due diligence in connection with rendering their fairness opinion, also solicited offers for
   the Company's vessels from other marine vessel operators.   No other party
   contacted indicated an interest in matching or exceeding Hvide's offer, and no other party has approached the Company with an offer equal to or greater than Hvide's offer.

      (e) The consideration to be paid. Hvide will pay cash for the Assets, so there is no risk involved to the Company or the Stockholders with the form of consideration. The Board also retained the services of Rauscher Pierce Refsnes, Inc. to render its opinion regarding whether the consideration to be paid for the Assets is fair from a financial point of view to the Company's public Stockholders. Surveys of the vessels as well as current market values for the vessels were also considered.

   The Company's $7,416,000 debt to the Trusts as of March 31, 1996, arose out of the acquisition by the Company from the Trusts of the marine vessel business now operated by the Company. The terms of that acquisition were approved by the Stockholders of the Company at a special meeting of Stockholders held on December 27, 1977. Pursuant to that initial acquisition of the marine vessel business, the Company executed notes in favor of the Trusts in the aggregate amount of $5,925,000, with principal payments due on December 27, 1988 and 1989. The due date of the principal payments was later extended to December 27, 1990 and 1991. The Company did not make the required principal payments, and the notes have been in default since then.

   The Company has continued to operate since its initial default on its debt to the Trusts only at the forbearance of the Trusts. From 1986 through 1989, the Company did not have sufficient income to pay all of the interest on its notes to the Trusts. During this time, the Company executed additional notes to the Trusts for the unpaid interest and has not paid any principal or interest on such notes. Consequently, the Company's debt to the Trusts has been increasing every year. If the Trusts were to enforce the Company's debt obligations to them, the Company would be forced to liquidate with no return to the Stockholders. The Company's Agreement with Hvide is the only outstanding offer to the Company that will allow the Company to cure its defaults in its obligations to the Trusts and remain in existence.

   The Company has actively solicited other offers for its vessels. While certain companies expressed an initial interest, none of such companies has been willing to make a firm offer in excess of Hvide's offer. The

Board believes that the Company must assign a significant value to Hvide's guaranty of the Post-Sale Note. In addition, the Board includes the $500,000 reduction in interest debt to the Trusts as part of the consideration to be received for the Sale. Finally, the Board believes that there should be a value placed on the possibility that the Company may be able to generate returns for its Stockholders in the future through its post-Sale acquisition strategy. See ``Business of Seal Fleet Following the Sale - Business Plan for Post-Sale Seal Fleet''. Despite the fact that the surveys on the Company's vessels appraised the vessels at an aggregate value in excess of the amount of cash to be paid by Hvide for the Assets, no purchaser has indicated any interest in matching or exceeding the Hvide offer, taking into consideration Hvide's guaranty of the remaining debt to the Trusts and the forgiveness of indebtedness by the Trusts. Therefore, it appears that the appraised values contained in the surveys exceed the actual market value of the vessels.

   The Board has reviewed the business plan of post-Sale Seal Fleet described herein. Although the Board will not be responsible for the adoption of or implementation of such plan, the Board believes that it provides a possibility for value in the Common Stock in the future.

   The Board believes, therefore, that the Hvide offer is the best offer available to satisfy the Company's obligations and to preserve the Company for a possible future return to its Stockholders.

INDEPENDENT SURVEYS OF VESSELS

   In connection with the Sale, Seal Fleet and Hvide each engaged an independent appraiser to survey the M/V China Seal, the M/V Hawke Seal and the M/V Pegasus Seal, Seal Fleet's marine vessels (the ``Vessels''). Seal Fleet engaged the firm of J.F. Moore, Inc., of Houston, Texas (``JF Moore''), to conduct its survey of the Vessels and Hvide engaged Dufour Laskay & Associates Inc., of New Orleans, Louisiana (``Dufour''), to conduct its survey of the Vessels. The Company's Board of Directors took into account the results of each of these surveys in its determination of whether to approve and recommend the Sale. The results of the surveys are set forth below.

JF MOORE SURVEY

   JF Moore is a Houston-based organization whose primary business involves marine engineering and surveying, appraising and loss adjusting for the maritime industry. It has been in the business of appraising and surveying marine vessels for 25 years. It has conducted numerous condition and valuation surveys for vessel's owners, both onshore and offshore, financial institutions and insurers. JF Moore was selected to conduct its survey by the Company's Board of Directors based upon the recommendation of John Bissell, the Company's President, who had worked with JF Moore in the past and who was impressed with its previous work and its reputation in the maritime industry. During the past two years, there has been no material relationship between JF Moore, its affiliates or representatives and Seal Fleet or its affiliates, nor is any such relationship contemplated in the future.

   Set forth below are the definitions of the terms used by JF Moore, which definitions are accepted by the American Society of Appraisers.

   FAIR MARKET VALUE. Fair market value is defined as the value that a willing seller, not compelled to sell, and a willing buyer, not compelled to buy, will agree upon in order to conclude the sale of an asset. Fair market value represents the normalized value of the asset at any given time during a nominal life expectancy. However, this does not necessarily reflect market conditions that could influence the buying or selling value so as not to meet the above definition.

   DEPRECIATED VALUE. Depreciated value of marine vessels along with their associated equipment is derived by taking the estimated new replacement cost, depreciating that value over the life expectancy of the unit with additional adjustments for general and operating conditions based on a current physical survey of the vessel and its equipment. It is JF Moore's opinion that under normal considerations, the fair market value and the depreciated value are equivalent for marine vessels.

   CURRENT MARKET VALUE. Current market value reflects a fair market value modified for existing market conditions that do not necessarily allow the test of a willing buyer/seller, not compelled to buy or sell, to be met (i.e., the market can be depressed so that a distressed or liquidation sale may be near equal to the current market value). During good market conditions (i.e., where supply and demand are near equal), the fair market value and the current market value are considered to be equal. During exceptional market conditions (i.e., where supply is less than demand), current market value can, and often does, exceed the fair market value. During depressed market conditions (i.e., supply is greater than demand), the current market value is discounted in relation to the fair market value. The effects of current market conditions are cyclical and usually short lived.

   The current market value factors are judgmental and are determined by review of comparable actual sales and/or asking prices of offshore units and equipment as well as other market indicators based on discussions and familiarity with various manufacturers, designers, contractors and brokers involved in the operating and trading of such equipment. The actual factors are then applied to the fair market value to achieve a current market value.

   USEFUL LIFE. Based on its research of the history of marine vessels, particularly offshore supply and service vessels, it is JF Moore's opinion that a useful life, as a whole, of 25 years is realizable if good maintenance and replacement programs are established and carried out during a vessel's life. Additionally, 5-year life spans can be extended for classed vessels based on satisfactory special survey completion after the initial 25-year life span. JF Moore generally assumes a maximum 30-year realizable life for classed vessels in good condition. Individual items of equipment may be separately valued with considerably lower or higher life expectancy. Adjustments for capital equipment replacement and maintenance programs can be applied to normalize the depreciated value.

   A maximum depreciation of 36 - 40% over the first 20 years can be applied for well maintained vessels in good condition, as a whole, where replacement equipment and steel costs have been incurred. After the 20th year, JF Moore applies accelerated depreciation to reach a residual value estimated to be a minimum of 2% of the original value at year 25. This could be influenced by the physical condition of the vessel and equipment as well as market conditions at that time.

   VALUATION. The appraisals of the Vessels were prepared with a schedule of estimated new replacement cost, which determined the fair market value based upon capital equipment and general operating condition, verified by JF Moore's surveys for both a 25-year and 30-year life. Current market conditions were also evaluated to determine a current market value.

   APPRAISED VALUE. Based upon its survey, JF Moore determined that the current market values of M/V Pegasus Seal, M/V China Seal and M/V Hawke Seal are in the range of $2,911,000, $1,738,000 and $2,911,000, respectively, for an aggregate of $7,560,000. It is the Company's opinion that the JF Moore survey placed too much emphasis on the replacement value of the Vessels and consequently overstated the current market for the Vessels.

DUFOUR SURVEY

   Dufour is a New Orleans-based organization whose primary business involves marine surveying, appraising and consulting. It has conducted numerous condition and valuation surveys for vessel owners, both onshore and offshore, financial institutions and insurers. Dufour was selected to conduct its survey by Hvide's management. Dufour has conducted surveys for Hvide in the past and Hvide wanted a consistent appraisal for purposes of comparison to its vessels. Except for similar survey work, during the past two years, there has been no material relationship between Dufour, its affiliates or representatives and Hvide or its affiliates, nor is any such relationship contemplated in the future, although Dufour will probably continue to perform surveys for Hvide.

   VALUATION. There are three distinct approaches that may be employed in developing an opinion of value. The applicability and validity of each approach in valuing a specific property depends upon the property being appraised, the purpose of the appraisal, and the available information. The three approaches to valuation are the market approach, the cost approach, and the income approach. In this analysis, Dufour used the cost and market approaches as described below. The income approach was not used due to the lack of data, the constantly changing data, and the vessels involved.

   In determining the fair market value of each Vessel, Dufour used the same basic format as employed by JF Moore. Dufour determined the Vessel's reproduction cost - the cost of building a new vessel of like design, horsepower, and capacity at the prevailing market rates. This value was then depreciated over the expected useful life of a similar piece of equipment - generally 20 to 30 years - and subsequently adjusted either up or down for the assumed condition of the vessel at time of valuation. A vessel which had recently been rebuilt or repowered would have years added to its remaining expected useful life. Conversely, a vessel in need of repairs, maintenance, or repowering would have years removed from its remaining expected useful life. Finally, the value is adjusted to reflect Dufour's opinion of the current market for the particular type of vessel involved. This adjustment is subjective by nature, but is based on Dufour's constant contact with owners, operators, brokers, buyers, and sellers of all types of vessels, and information on comparable sales.

   For appraisal purposes, market value is defined as a sum of money that a vessel should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale whereby title is passed from seller to buyer under conditions whereby: (i) buyer and seller are typically motivated; (ii) both parties are well informed and acting in what they consider their own best interests; and (iii) a reasonable time is allowed for exposure on the open market.

   Reproduction cost is based on the cost of construction of a vessel of similar size and capacity in today's market. Reproduction cost was arrived at by computing the construction costs derived from the product of the vessel's displacement and present day labor-per-ton estimate. Replacement costs of equipment, machinery, and fittings were added to obtain a present day replacement value. The reproduction cost was also obtained from area standard quotes for new construction of similar vessels.

   Market value was arrived at after determining the estimated replacement value of the vessel, depreciated for age, considering a 20-year expected life, and adjusted for the assumed condition of the vessel and market conditions as of the retrospective appraisal date.

   APPRAISED VALUE. Based upon its survey, Dufour determined that the estimated fair market values of M/V Pegasus Seal, M/V China Seal and M/V Hawke Seal are in the range of $2,450,000 $1,550,000 and $2,350,000, respectively, for an aggregate of $6,350,000.

OPINION OF RAUSCHER PIERCE REFSNES, INC.

   Rauscher Pierce Refsnes, Inc. (``RPR'') was engaged by Seal Fleet to render an opinion (``Opinion'') as to whether the Sale is fair, from a financial point of view, to the public holders of the Company's Class A Stock (the ``Unaffiliated Stockholders''). RPR, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The subcommittee of the Board of Directors, established for the purpose of selecting an investment banker, interviewed, and selected from, three investment bankers who indicated an interest in being engaged for the purpose of rendering a fairness opinion to the Company. RPR was selected to give its opinion based upon its presentation to the subcommittee and because RPR is a nationally recognized investment banking firm with substantial experience in transactions similar to the Sale. During the past two years, there has been no material relationship between RPR, its affiliates or representatives and Seal Fleet or its affiliates, nor is any such relationship contemplated in the future.

   On April 25, 1996, RPR delivered its written Opinion to the Board of Directors to the effect that, as of the date of the written Opinion, the Sale was fair to the Unaffiliated Stockholders from a financial point of view. RPR's Opinion does not constitute a recommendation to any Stockholder of Seal Fleet as to how such Stockholder should vote at the Annual Meeting. The full text of the RPR written Opinion dated April 25, 1996, which sets forth the assumptions made, matters considered, limitations on and the scope of the review undertaken and procedures followed by RPR in rendering its Opinion is attached as Exhibit B to this Proxy Statement. Stockholders of Seal Fleet should carefully read the Opinion in its entirety.


   In rendering its Opinion, RPR, among other things: (i) reviewed the Agreement; (ii) reviewed the Asset Purchase Agreement (the ``Trusts Agreement'') between Hvide, the Trusts and the Partnerships; (iii) reviewed Seal Fleet's Form 10-KSBs for the years ended December 31, 1995 and 1994; (iv) reviewed Seal Fleet's Form 10-QSBs for the quarters ended March 31, June 30, and September 30, 1995 and 1994; (v) reviewed the surveys of the Company's vessels by JF Moore and Dufour; (vi) reviewed the Company's statement of assets to be sold and statement of vessel operations for the period January 1, 1995 through September 30, 1995, and the years ended December 31, 1994, 1993 and 1992; (vii) reviewed the Company's estimate prepared on April 16, 1996, of pro forma ``post-closing'' balance sheet assets and liabilities as of December 31, 1995, for the Company after the Sale; (viii) reviewed the Company's 1996 revenue and operating cost budgets; (ix) reviewed the Company's master time charter agreement for M/V China Seal and M/V Hawke Seal; (x) considered such other information, financial studies, analyses and investigations as it deemed relevant under the circumstances; and (xi) discussed with management of the Company the outlook for future operating results, the assets and liabilities of the Company, material in the foregoing documents, and other matters it considered relevant for its inquiry.

   In rendering its Opinion, RPR relied on the accuracy and completeness of the financial, operating and other information provided to it and assumed that such information had been reasonably prepared on bases reflecting the best currently available estimates and judgments. RPR did not independently verify such information or make an independent evaluation or appraisal of the assets or liabilities of Seal Fleet nor was RPR furnished with any such evaluations or appraisals, other than the JF Moore survey and the Dufour survey referred to above. RPR was not asked to, and did not, participate in the structuring or negotiation of the terms of the Sale. The RPR Opinion is rendered on the basis of conditions in the maritime markets prevailing as of the date of the Opinion and the condition and prospects, financial and otherwise, of Seal Fleet as they were represented to RPR as of the date of its Opinion or as they were reflected in the materials and discussions referred to above. Seal Fleet did not place any limitations upon RPR with respect to the procedures followed or the factors considered by RPR in rendering its Opinion.

   RPR believes that its analysis must be considered as a whole and that selecting portions of its analysis and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analysis, RPR made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Seal Fleet. Any estimates used are not necessarily indicative of future results, which may be significantly more or less than the estimates. Estimates of values of companies or their assets used in the RPR analysis do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. RPR and Seal Fleet assume no responsibility for their accuracy.

   In rendering its Opinion, RPR performed the financial analyses summarized below. The summary below does not purport to be a complete description of the analysis performed by RPR in this regard.

   ANALYSIS. In conducting its analysis and arriving at its Opinion, RPR considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following: (i) the terms of the Agreement and the Trusts Agreement; (ii) the value of the consideration offered by Hvide, including the value of Hvide's guaranty of the Post-Sale Note to the Trusts and the value to the Unaffiliated Stockholders of continuing Seal Fleet as a going concern; (iii) that the purchases of vessels from Seal Fleet and the Trusts were a ``package deal'' and that if another sale of Seal Fleet's vessels were arranged, the Trusts would not be obligated to forgive $500,000 of Seal Fleet's debt; (iv) the value of the consideration being paid to the Trusts for their vessels; (v) the JF Moore Survey and the Dufour Survey of the Vessels;
(vi) Seal Fleet's bareboat charter agreements and brokerage business; (vii) Seal Fleet's financial projections and historical financial results; (viii) the lack of other firm offers that would materially increase the aggregate consideration to be paid by Hvide; (ix) the rate of return a buyer would expect to receive from its investment in the Vessels; (x) the value of Seal Fleet's commission income; (xi) the pro forma assets and liabilities of Seal Fleet following the Sale; (xii) its discussions with management of Seal Fleet concerning its operations; (xiii) the market value of the Class A Stock; (xiv) the fact that Seal Fleet is currently in default on approximately $7,302,000 of debt and such debt is immediately due and payable; and (xv) financial terms of selected sales of marine vessels by third parties. RPR also considered the prevailing market prices of the shares of Seal Fleet, but determined that such prices did not reflect the per share value of 100% of the Company or consideration of all relevant facts.

   COMPENSATION. As compensation for rendering its Opinion to Seal Fleet, Seal Fleet paid RPR a fee of $50,000, plus reasonable out-of-pocket expenses. In addition, Seal Fleet agreed to indemnify RPR for liabilities incurred in connection with rendering the Opinion, including liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE SALE

   The Company's management and Board of Directors may be deemed to have certain interests in the Sale that are in addition to their interests as stockholders of the Company generally. See ``Election of Directors - Certain Transactions''.

   A portion of the proceeds of the Sale ($3,876,000, assuming the Sale closes on July 31, 1996) will be paid to the Trusts and, upon consummation of the Sale, the Trusts will forgive $500,000 of the Company's interest indebtedness to the Trusts. At a July 31, 1996, closing of the Sale, the Company's indebtedness to the Trusts would thus be reduced from $7,376,000 to $3,000,000. In addition, the Company's $1,937,000 ship mortgages (at July 31, 1996) to National Western Life Insurance Company and the Company's $500,000 debenture payable to National Western Life Insurance Company will be paid in full. (Assuming the Company continues to make payments into a sinking fund, the debenture would have an outstanding balance of $100,000 at July 31, 1996.) National Western Life Insurance Company is considered an affiliate of the Trusts. At July 31, 1996, the Company will owe its affiliates approximately $9,657,000 for money borrowed, plus interest, and will not owe any non-affiliates for money borrowed. The Company anticipates that all liabilities to non-affiliates, represented by accounts payable, will be paid out of the proceeds of the collection of its accounts receivable following the closing. If closing were to occur on July 31, 1996, total payments to affiliates would be approximately $6,157,000, with all of such amount being provided by the proceeds of the Sale. In addition, the amounts owed to affiliates will be reduced by the $500,000 forgiveness of indebtedness by the Trusts. No amounts will be paid to any party prior to the payment of more senior obligations owed to any other party.


   The Trusts, which own 212,655 shares (10.72%) of the Class A Stock and 50,000 shares (100%) of the Class B Stock, are simultaneously selling such shares to Hvide, as well as the five marine vessels beneficially owned by them and managed by the Company. The total purchase price payable to the Trusts for the vessels and Seal Fleet stock is $10,500,000, payable in cash. Hvide engaged Dufour to survey the five marine vessels that Hvide is purchasing from the Trusts. Dufour appraised the Trusts' vessels to have an aggregate value of $10,400,000. The Company believes that the vessels owned by the Trusts are substantially similar to those owned by the Company and that the consideration being paid to the Trusts for its vessels is comparable to that being paid to the Company for the Vessels.

   Simultaneously with the sale of the Trusts's shares of Common Stock in the Company to Hvide, Hvide will resell 37,600 shares of Class A Stock and all of the shares of Class B Stock purchased from the Trusts to Magnum, and Hvide will guaranty the $3,000,000 Post-Sale Note, representing all of the Company's then remaining indebtedness to the Trusts. Following the Sale, Hvide and Magnum will control Seal Fleet and will appoint a new Board of Directors and new executive management for Seal Fleet. See ``Business of Seal Fleet Following the Sale''.

   During 1995, the Company received revenues of approximately $262,400 for brokerage services it rendered for a subsidiary of Hvide.

CERTAIN RIGHTS OF HOLDERS OF CLASS B STOCK

   The holders of the Class B Stock have the right to elect a majority of the Board of Directors of the Company. The Class B Stock is currently owned by the Trusts. If the Sale is approved and consummated, a portion of the Class A Stock and all of the Class B Stock will be transferred to Magnum. See ``Business of Seal Fleet Following the Sale''.

DISSENTERS' RIGHTS

   The Stockholders of the Company do not have any dissenters' or appraisal rights with respect to the Sale.

MARKET FOR THE COMPANY'S COMMON STOCK

   The information under the caption ``Market for the Company's Common Stock and Related Stockholder Matters'' included in pages 7 and 8 of the Annual Report is incorporated herein by reference. On March 29, 1996, the last trading day prior to the announcement of the Agreement to make the Sale, the average of the bid and asked sales prices of the Class A Stock was $0.313, with only 500 shares traded.

GOVERNMENT APPROVALS

   Other than compliance with securities laws relating to proxy solicitation, no government approvals or authorizations must be obtained by the Company in connection with the Sale. The acquisition of marine vessels and Common Stock by Hvide from the Trusts, which must close contemporaneously with the Sale, must be reported to the Federal Trade Commission and the U.S. Department of Justice, and may not be consummated prior to the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

BUSINESS AND POLICIES OF THE COMPANY FOLLOWING THE SALE

   Following the consummation of the Sale, the Board of Directors elected by the Stockholders will resign and be replaced by the directors selected by Magnum. The Company will then proceed to collect its receivables, pay its payables and wind down its business. Following the winding down period, the Company will look for acquisition candidates in order to put the Company into a new line of business. For a description of the business and properties of the Company after the Sale, see ``Business of Seal Fleet Following the Sale''.

RISK FACTORS

   If the Sale is approved by the Stockholders and consummated as described herein, the Company will become an acquisition company with a new Board of Directors and new executive management. As an acquisition company, Seal Fleet will become subject to a number of business risks to which it is not now subject. See ``Business of Seal Fleet Following the Sale - Risk Factors''.

TAX TREATMENT OF SALE

   The Sale will be reported as a sale of assets for federal income tax purposes. The resulting gains from the Sale and from the extinguishment of debt will be reported as taxable income by the Company. These gains will be offset in part by net operating loss carryforwards approximating $8,200,000. It is estimated that the federal income tax cost of the transaction will be approximately $135,000 due to anticipated limitations on the utilization of these loss carryforwards under the ``Alternative Minimum Tax'' provisions of the Internal Revenue Code. The Company has not received an opinion of counsel regarding the tax consequences of the Sale. The foregoing description of the tax consequences of the Sale is based upon the Company's review of its current tax status and its review of applicable tax law and regulations.


FINANCIAL INFORMATION ABOUT THE COMPANY

   The following sets forth summary historical financial data of the Company for the two years ended December 31, 1995 and for the quarters ended March 31, 1995 and 1996. This data should be read in conjunction with the Financial Statements of the Company, the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations, incorporated by reference herein from pages 8 through 23 of the Company's Annual Report, the Company's March 31, 1996 financial statements and notes thereto and Management's Discussion and Analysis of the Condensed Consolidated Statements of Operations for the Quarter Ended March 31, 1996, included herein.

                                SEAL FLEET, INC.
                          CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEARS ENDED               QUARTER ENDED
                                                     DECEMBER 31,                MARCH 31,
                                         ------------------------------------  --------------
                                             1994                1995          1995         1996
                                         -----------          ----------  --------------  --------

INCOME STATEMENT DATA:
 Revenues..............................       $ 7,133           $ 6,543         $ 1,563   $ 1,771
 Income from Operations................         1,264               663              57       277
 Net income (loss).....................           478              (116)           (159)      101

 Net income (loss) per common share....         $0.23   $         (0.06)         $(0.08)  $  0.05

                                              DECEMBER 31,     DECEMBER 31,     MARCH 31,  MARCH 31,
                                                 1994             1995            1995       1996
                                                 ----             ----            ----       ----

BALANCE SHEET DATA:
 Property and equipment, net...........       $ 3,240           $ 2,736         $ 3,117   $ 2,622
 Total assets..........................        11,805            10,394          10,222    11,257
 Total debt............................        10,462            10,200          10,505    10,117
 Total stockholders' equity (deficit)..        (3,505)           (3,621)         (3,664)   (3,520)


MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 1996

   Consolidated net revenues for the quarter ended March 31, 1996, as compared to the same period in 1995, increased by over $208,000, or 13%, due to an increase in charter rates of Company-owned vessels working in the Gulf of Mexico. This increase started in late 1995 and has continued into 1996. Charter revenues increased by 13% while operating fees increased by 21%. Commissions earned by the travel agency increased by 32% over the same quarter of the previous year, and the Company had no crewing revenues.

   Operating expense decreased during the current quarter as compared with the same quarter in 1995 by approximately 4%. This decrease was due to a decrease in foreign crew transportation cost and a reduction in insurance claims related to crew members.

   General and administrative expense increased by approximately 7% due to an increase in travel expense, legal expense and sales commissions.

   Depreciation expense decreased by 7% because certain assets have become fully depreciated. Interest expense decreased by 8% due to reduction of debt.

   Had the Sale been consummated on March 31, 1996, following the consummation of the Sale the Company would have had total assets of $3,880,000 and total liabilities of $4,510,000. Following such closing, the Company will have only its travel agency business to generate income. The Company does not anticipate that the travel agency business will be able to generate sufficient income to meet the Company's debt service and, in any event, the travel agency business may be sold or otherwise discontinued. The Company's ongoing ability to meet its debt service obligations will be dependent on its ability to successfully complete a business combination with an entity with sufficient cash flow to meet the Company's obligations. Without such an acquisition, the Company will not be able to meet its debt service obligations to the Trusts, and the Trusts would look to the Hvide guaranty for payment. However, if Hvide is required to make payments to the Trusts pursuant to its guaranty, the Company is obligated to reimburse Hvide for such payments.


                               THE SALE AGREEMENT

EFFECTIVE TIME OF THE SALE

   The Agreement provides that the Sale will become effective at a closing (``Effective Time'') at which the purchase price will be paid and title to the Assets will be transferred to Hvide. It is anticipated that, if the Sale is approved and all other conditions to the Sale have been satisfied or waived, the Effective Time will occur within thirty days after the Annual Meeting. If the closing has not occurred by August 15, 1996, either the Company or Hvide may terminate the transaction in its sole discretion. A copy of the Agreement is attached as Exhibit A to this Proxy Statement and is incorporated herein by reference.

REPRESENTATIONS AND WARRANTIES

   In the Agreement, Seal Fleet, Hvide and Ferguson have made various representations and warranties concerning, among other things, Seal Fleet's title to the Assets, the satisfaction of certain legal requirements for the Sale, the future nature of the Company's business, and the existence of certain litigation matters. The representations and warranties of each party to the Agreement will survive the closing of the Sale.

CONDITIONS TO THE SALE

   The respective obligations of the Company and Hvide to consummate the Sale are subject to the satisfaction of certain conditions, including the following:

   (a) the representations and warranties of the parties to the Agreement remaining true and correct;

   (b) the Sale shall have been approved by the Company's Stockholders as herein described;

   (c) compliance with any filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act;

   (d) results of an independent survey of the Assets not showing a value in excess of the purchase price;

   (e) closing of the sale of their vessels by the Partnerships and the sale by the Trusts of their shares of Company Common Stock;

   (f) payment of Seal Fleet's debt secured by the Assets and rearrangement of the remaining debt, as herein described;

   (g) the receipt of an opinion from an investment banking firm in form and substance satisfactory to the Company's Board of Directors; and

   (h)  receipt of the purchase price.

   The obligation of Hvide to consummate the purchase of the Assets is also subject to the satisfaction of the following additional conditions:

   (a) approval of the purchase by Hvide's lenders;

   (b) settlement of accounts with the Partnerships, as herein described; and

   (c) obtaining financing of the purchase under terms and conditions reasonably satisfactory to Hvide.

TERMINATION OR AMENDMENT OF THE AGREEMENT

   The Agreement may be terminated at any time prior to the Effective Time, either before or after approval of the Sale by the Company's Stockholders, as follows:

   (a) by the mutual consent of the Boards of Directors of the Company and Hvide; and

   (b) by either the Company or Hvide, if the Effective Time has not occurred by August 15, 1996.

   The Agreement may be amended at any time before or after approval of the Sale by the Stockholders, by written agreement executed and delivered by duly authorized officers of the respective parties to the Agreement. Moreover, except for the statutory conditions requiring shareholder approval, the conditions to the Sale and the termination provisions in the Agreement may be waived by the parties to the Agreement. If the closing does not occur by August 15, 1996, for any reason other than failure of the Stockholders to approve the Sale or a material breach of the Agreement by Seal Fleet, Hvide must pay $200,000 to the Company.

EXPENSES OF THE SALE

   All costs and expenses incurred in connection with the Sale will be paid by the party incurring the expense.

                   BUSINESS OF SEAL FLEET FOLLOWING THE SALE

   As a result of the Sale, substantially all of the Company's assets will be sold, its debts will be rearranged and reduced and the Company will become an acquisition company with a new Board of Directors and new executive officers. Set forth below is a description of the Company's business as proposed to be operated by Magnum following consummation of the Sale. The Stockholders of the Company will not have an opportunity to vote separately on the sale of assets and the change in the nature of the Company's business. A vote for the Sale is also a vote for a change in the Company's business. However, see ``Stockholder Approval of Initial Significant Business Combination'' below regarding Magnum's intention to have Stockholders approve a future acquisition. Following the consummation of the Sale, Hvide and Magnum will own 10.72% of the Class A Stock and 100% of the Class B Stock and will consequently have the ability to appoint a majority of the Company's Board of Directors to effect the business plan described below. Consequently, a vote in favor of the Sale will effectively constitute a vote in favor of changing the nature of the Company's business. See ``Risk Factors'' below for a description of certain business risks inherent in changing the Company into an acquisition Company.

PRO FORMA FINANCIAL INFORMATION

   The unaudited pro forma financial information reflects the following:

 . The sale by Seal Fleet to Hvide of the Company's three vessels, the Company's two bareboat charters and inventory related to such vessels and customer agreements for the use of such vessels (collectively, the ``Assets'') for a cash purchase price of $6,300,000.

 . The application by Seal Fleet of the proceeds of the Sale to the payment of all debt secured by the Company's vessels, payment of the Company's bond due in August 1996 ($100,000 of principal on the bond was paid to a sinking fund on March 31, 1996), and the reduction of its debt to the Trusts.

 . The forgiveness by the Trusts of $500,000 of interest due to the Trusts and the acceptance by the Trusts of a new note (the ``Post-Sale Note'') for the unpaid balance of the debt to Trusts in the amount of $3,000,000. The Post-Sale Note will bear interest at 10% per annum, with principal and interest payable monthly in arrears based upon a 60-month amortization schedule for a 36-month period, with any remaining principal and interest due and payable in full on the last day of the 37th month.

 .  The discontinuation of the Company's brokerage business.

 . The pro forma information does not give effect to the possible sale, after closing, of 277,778 shares of Class A Stock held in treasury to Magnum for $100,000.

   For accounting purposes, the Sale is presented as a sale of assets transaction.

   The unaudited pro forma balance sheet as of March 31, 1996, gives effect to the proposed Sale as if it had occurred on March 31, 1996.

   Had the Sale been consummated on March 31, 1996, following the consummation of the Sale the Company would have had total assets of $3,880,000 and total liabilities of $4,510,000. Immediately following such closing, the Company will have only its travel agency business to generate income. The Company does not anticipate that the travel agency business will be able to generate sufficient income to meet the Company's debt service and, in any event, the travel agency business may be sold or otherwise discontinued. Following the Sale, the Company will be transformed into an acquisition company. Consequently, the Company's ongoing ability to meet its debt service obligations will be dependent on its ability to successfully complete a business combination with an entity with sufficient cash flow to meet the Company's obligations. See ``Risk Factors'' for a description of certain business risks inherent in changing the Company into an acquisition company. If the Company defaults on its obligation to the Trusts, the Trusts will have recourse against Hvide under its guaranty. However, if Hvide is required to make any payments to the Trusts pursuant to its guaranty, the Company will be obligated to reimburse Hvide for such payments.

   The following unaudited pro forma information is provided for comparative purposes only. The unaudited pro forma information presented is based upon the historical financial statements of the Company and should be read in conjunction with such financial statements and the related notes thereto which are included elsewhere herein or incorporated herein by reference.

   The pro forma data are based upon assumptions and include adjustments as explained in the notes to the unaudited pro forma financial statements, and the actual recording of the transaction could differ. The actual recording of the transaction will reflect actual costs incurred in connection with the Sale, which could differ from the estimates used in the pro forma financial statements, and the results of business operations between the date of the pro forma data and the actual closing date.

                       SEAL FLEET, INC. AND SUBSIDIARIES
         Historical and Pro Forma Condensed Consolidated Financial Data
                           (in thousands of dollars)


                                                  (AS REPORTED)                     (UNAUDITED)
                                             HISTORICAL   HISTORICAL                 PRO FORMA
                                            DECEMBER 31,  MARCH 31,    PRO FORMA     MARCH 31,
                                              1995          1996      ADJUSTMENTS      1996
                                            ------------  ----------  ------------  -----------
ASSETS
- ------------------------------------------
  Current Assets
   Cash...................................       $ 1,055     $ 1,503       $ 6,200(a)  $  603
                                                                           (2,701)(b)
                                                                           (3,916)(c)
                                                                             (547)(d)
                                                                               64 (e)
   Accounts receivable - trade............         4,694       4,876       (3,459)(f)   2,791
                                                                              124 (f)
                                                                            1,250 (d)
   Accounts receivable - related party....           758         703         (703)(d)       0
   Accounts receivable - other............           133         145                      145
   Materials and supplies.................            66          65          (65)(a)       0
   Deferred drydocking costs..............           294         700         (700)(a)       0
   Other current assets...................           112          97          (64)(e)      33
                                                 -------     -------       ------      ------
      Total current assets................         7,112       8,089       (4,517)      3,572
  Property and Equipment
   Ships..................................         9,922       9,922       (9,922)(a)       0
   Furniture and equipment................           223         210           30 (a)     240
   Leasehold improvements.................           124         123                      123
                                                 -------     -------       ------      ------
                                                  10,269      10,255       (9,892)        363
   Less accumulated depreciation..........         7,533       7,633       (7,388)(a)     245
                                                 -------     -------       ------      ------
                                                   2,736       2,622       (2,504)        118
  Other Assets
   Deferred drydocking costs-non current..           356         356         (356)(a)       0
   Assets held for resale.................           154         154                      154
    Other assets..........................            36          36                       36
                                                 -------     -------       ------       -----
           Total assets                          $10,394     $11,257       $(7,377)    $3,880
                                                 =======     =======       ======      ======

                       SEAL FLEET, INC. AND SUBSIDIARIES
         Historical and Pro Forma Condensed Consolidated Financial Data
                           (in thousands of dollars)


                                                                       (AS REPORTED)                         (UNAUDITED)
                                                                HISTORICAL         HISTORICAL                 PRO FORMA
                                                                DECEMBER 31,         MARCH 31,    PRO FORMA    MARCH 31,
                                                                   1995               1996       ADJUSTMENTS     1996
                                                             ----------------    -------------  -------------  --------

LIABILITIES AND SHAREHOLDERS' EQUITY
- --------------------------------------------------------
  Current Liabilities
   Current portion of long-term debt to related party...    $ 7,560                  $ 7,460       $  (805)(b)    $   600
                                                                                                    (6,055)(c)
   Accounts payable - trade.............................      3,815                    4,560           135 (g)      1,510
                                                                                                    (3,211)(f)
                                                                                                      (124)(f)
                                                                                                       150 (h)
   Accrued interest expense.............................        877                      991          (230)(b)         0
                                                                                                      (261)(c)
                                                                                                      (500)(g)
   Other liability......................................                                 100          (100)(a)         0
                                                             ------                  -------      ----------
   Total current liabilites.............................     12,252                   13,111       (11,001)        2,110

  Long-term debt to related party less current portion..      1,763                    1,666        (1,666)(b)     2,400
       .................................................                                             2,400 (c)
                                                         ----------                ---------     -----------   ---------
       Total liabilities................................     14,015                   14,777                       4,510

  Shareholders' Equity
   Class A common stock, $.10 par value; 3,700,000
     shares authorized and 2,432,248 shares issued......        243                      243                         243
   Class B common stock, $.10 par value; 50,000
     shares authorized, issued and outstanding..........          5                        5                           5
   Additional paid-in capital...........................      4,456                    4,456                       4,456
    Retained deficit....................................     (8,195)                  (8,094)        2,525 (a)    (5,204)
                                                                                                       365 (g)
   Class A common stock held in treasury at
     cost; 447,621 shares...............................       (130)                    (130)                       (130)
                                                            -------                  -------                     -------
     Total Shareholders' Equity (deficit)...............     (3,621)                  (3,520)                       (630)
                                                            -------                  -------                     -------
                                                            $10,394                  $11,257                      $3,880
                                                            =======                  =======                     =======

See notes below

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) To record the sale of three marine vessels, two bareboat charters and related assets for $6,300,000 in cash. A deposit of $100,000 was received in March 1996.

(b) To record the payment of the mortgage note and the debenture to National Western Life Insurance, including accrued interest, aggregating $2,701,000. A $100,000 payment to a sinking fund on the debenture was paid in March 1996.

(c) To record the payment of the notes and accrued interest to the Trusts, excluding the $3,000,000 new Seal Fleet note guaranteed by Hvide and $500,000 of accrued interest forgiven by the Trusts.

(d) To record the final accounting between Seal Fleet and the Trusts as of March 31, 1996.

(e) To record reimbursement from insurance company of prepaid marine insurance policy of $64,000 as of March 31, 1996.

(f) To eliminate the brokerage accounts receivable ($3,459,000) and related accounts payable ($3,211,000) and commission payable ($124,000) transferred to Mr. McIngvale and to record 50% of the commissions receivable ($124,000).

(g) To record the $500,000 debt forgiveness and potential federal income tax liability of $135,000 on debt discharge gain.

(h) To record $150,000 of estimated printing, mailing, solicitation, investment banking, accounting and legal costs of the Sale.


CHANGE OF DIRECTORS/MANAGEMENT

   Following the closing of the Sale, each officer and director of Seal Fleet then holding office will resign. Magnum has informed the Company that the following individuals will then be appointed to be officers and directors of the
Company:


              NAME                AGE           POSITION
              ----                ---           --------

Donald L. Caldera                  60     Chairman and Class B
                                          Director
Thomas M. Ferguson                 56     President, Chief Executive
                                          Officer and Class B Director
J. Erik Hvide                      47     Class A Director
James S. Goodner                   54     Chief Financial Officer


   The following is a brief description of the background and principal occupation of each person whom Magnum has indicated will be an officer and director of Seal Fleet following the closing of the Sale:

DONALD L. CALDERA
Executive Vice President, Development
HVIDE MARINE INCORPORATED

Following the Sale, Mr. Caldera will be appointed to serve as a Class B Director and Chairman of Seal Fleet. Mr. Caldera is Executive Vice President, Development, of Hvide. He has been President of Hvide Holdings, Inc. since June 1993, and was elected a director of Hvide in April 1994. From November 1990 to January 1992, he was Chief Executive Officer of Global Sovcruise Lines, a Swiss-Soviet shipping venture. Between 1985 and June 1990, he was Chairman and Chief Executive of Norex-America, Inc. (formerly Bermuda Star Lines, Inc.), a publicly traded cruise ship line. Between 1980 and 1985, Mr. Caldera served as Senior Vice President-Marketing and Sales of Midland Enterprises, Inc., a diversified inland waterways company. From 1976 to 1980, he was Executive Vice President and Chief Operating Officer of Interocean Management Corporation, a firm managing foreign-flag and US-flag tankers. Mr. Caldera received his BS in Naval Architecture from The Webb Institute and his J.S.D. from Yale Law School.

THOMAS M. FERGUSON
Chairman
FIRST STANFORD CORPORATION
(Business Advisory Services)
Chairman, President
FIRST MAGNUM CORPORATION

Following the Sale, Mr. Ferguson will be appointed to serve as a Class B Director and as President and Chief Executive Officer of Seal Fleet. Since 1992, he has been a director, Chairman and President of First Stanford Corporation, a private advisory company engaged in providing services principally with respect to maritime transactions and the development of business and financial plans and strategies for national and international companies, as well as restructuring programs for privately held companies. During this period, Mr. Ferguson developed business and financial strategies for Hvide, Keystone Brewers Inc., Octel Communications Corporation and Ventana Financial Services Inc. From 1987 to 1992, he was a director and Chairman and President of FTM Holdings Inc., a privately held financial holding company engaged in the development and capitalization of transportation and financial services companies. Mr. Ferguson served as President of Lenders Corporation, a privately held diversified financial services company engaged in mortgage banking and real estate, from 1985 to 1987. From 1983 to 1985, he was Managing Director of Perini America Company, a corporation engaged in the development of real estate properties in south Florida. Mr. Ferguson is the sole stockholder of First Magnum Corporation, and its sole director and officer. Mr. Ferguson received a BA degree from Florida State University.

J. ERIK HVIDE
Chairman and Chief Executive Officer
HVIDE MARINE INCORPORATED
(Diversified Marine Services)

Following the Sale, Mr. Hvide will be appointed to serve as a Class A Director. He has been Hvide's Chairman since September 1994 and its President and Chief Executive Officer since January 1991. From 1981 until 1991, Mr. Hvide was President and Chief Operating Officer of Hvide. He has been employed by Hvide in various capacities since 1970 and became Vice President in 1973. He is also a director of the Executive

Committee of American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping and a past appointee to the US Coast Guard's Towing Safety Advisory Committee. Mr. Hvide is a graduate of the University of Miami School of Business Administration.

JAMES S. GOODNER
Partner
HOCKADAY-GOODNER ASSOCIATES
(Business Advisory Services)

Following the Sale, Mr. Goodner will be appointed as Chief Financial Officer of Seal Fleet. Mr. Goodner has served as an advisor to domestic and international firms from 1986 to 1996, most recently as a partner of Hockaday-Goodner Associates. Among many assignments, in 1994-1995 he served as interim Chief Financial Officer during the privatization of La Caja de Ahorro y Seguro, Argentina's largest insurance company. In 1991-1992, he assisted Global Sovcruise Lines and Inter Maritime Management, Inc., both of Geneva, in the development of Swiss-Soviet joint ventures in cruise, shipping and port operations. Mr. Goodner lived in Venezuela from 1970 to 1985, where he was Chief Financial Officer for the Seagram Company Limited subsidiary in Venezuela and, before that, Marketing Manager and Controller for the Eminca Group, a Westinghouse group of major appliance manufacturing and distribution companies in Venezuela. Mr. Goodner is an Adjunct Professor of International Marketing and International Business at Jersey City State College. He received his BS and MBA degrees from Indiana University.

                     BUSINESS PLAN FOR POST-SALE SEAL FLEET

INTRODUCTION

   Seal Fleet will be transformed to serve as a vehicle to effect acquisitions, whether by merger, exchange of capital stock, acquisition of assets or other similar business combination (a ``Business Combination''), with an operating business (an ``Acquired Business''). The business objective of the transformed company (hereinafter, ``Post-Sale Seal'') will be to effect a Business Combination with an Acquired Business which Post-Sale Seal believes has significant growth potential. Post-Sale Seal intends to utilize cash, equity, debt or a combination thereof in effecting a Business Combination. While Post-Sale Seal may, under certain circumstances, explore Business Combinations with more than one Acquired Business, in all likelihood, until other financing provides additional funds, or its stature matures, Post-Sale Seal may be able to effect only a single major Business Combination in accordance with its business objective. See ``Risk Factors'' for important factors that should be considered in connection with the realization of Post-Sale Seal's business objective.

FIRST MAGNUM CORPORATION

   First Magnum Corporation (``Magnum'') is a Florida corporation wholly owned and controlled by Ferguson. Magnum has offered to purchase certain Seal Fleet Common Stock as hereinafter described upon the consummation of the Sale.

TRANSITION ACTIVITIES

   At the closing of the Sale, the marine assets of the Company will be sold.
In transition, certain current staff of the Company will be employed to invoice and collect funds and pay creditors relating to the marine assets. Post-Sale Seal will thereafter own a travel agency and certain miscellaneous assets, have certain liabilities (including the Post-Sale Note), and ongoing requirements to meet regulatory and shareholder obligations while the business plan is being implemented. During the transition period, Post-Sale Seal will evaluate its remaining assets with the objective of maximizing their value. This may result in a liquidation of some or substantially all of such assets.

INITIAL TRANSACTIONS

   No agreements, commitments or understandings have been made with any Acquired Business candidates. No assurances can be made that future discussions will result in definitive agreements, although it is Magnum's intention to diligently proceed to progress Post-Sale Seal's business plan.

STOCKHOLERS APPROVAL OF INITIAL SIGNIFICANT BUSINESS COMBINATION

   Magnum intends to cause Post-Sale Seal, prior to the consummation of its initial significant Business Combination, to submit such transaction to Post-Sale Seal's stockholders for their approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. The officers and directors of Post-Sale Seal, who will, with their affiliates, (following the purchase of shares of Class A Stock by Magnum) control in the aggregate 490,433 shares of Class A Common Stock (21.7%) and 50,000 shares of Class B Common Stock (100%), have agreed to vote their respective shares of Common Stock in accordance with the vote of the majority of all voting non-affiliated stockholders of Post-Sale Seal with respect to the initial significant Business Combination.

FUNDING OF THE BUSINESS PLAN

   In view of the limited tangible net worth of Post-Sale Seal following the sale of the marine assets, an additional equity infusion will be made by Magnum, and consideration will be given to additional private equity or debt placement to achieve a successful Business Combination.

a) Share Purchase

   In addition to 37,600 shares of Class A Stock purchased from Hvide, Magnum proposes to make an equity investment of $100,000 in Post-Sale Seal to purchase 277,778 treasury shares of Class A Stock, at a price of $.36 per share, which is the average price per share between bid and asked prices for the Class A Stock, as reported on the National Daily Quotation Service (``Pink Sheets'') during the 60-day period of February 1 through March 29, 1996, which immediately preceded the announcement of the Agreement for the sale of marine assets. This investment is subject to the approval of the Board of Directors of Post-Sale Seal.

b) Private Equity or Debt Placement

   Post-Sale Seal intends to offer a private equity or debt placement to individual, corporate, or institutional investors to fund its merger and acquisition activities as well as to fund working capital for general corporate purposes that might be required to effectuate the business plan.

c) Financing the Business Combination

   Post-Sale Seal will use cash, equity, debt or a combination of these to achieve a Business Combination.

   Post-Sale Seal may borrow funds to increase the amount of capital available for a Business Combination or otherwise finance the operations of the Acquired Business. The amount and nature of any borrowings by

Post-Sale Seal will depend on numerous considerations including its capital requirements, its perceived ability to service such debt and prevailing conditions in the financial markets and the general economy.

   Post-Sale Seal may lend up to all of any financing proceeds to an Acquired Business if required for such concern's operating needs at any time subsequent to Post-Sale Seal's definitive agreement respecting a Business Combination with such Acquired Business but prior to receipt of Post-Sale Seal stockholders' approval thereof. Any such loan will be made at an interest rate no less than that which in its view would be charged the Acquired Business by a non-affiliated lender, and will be appropriately collateralized.

POST-CLOSING BOARD OF DIRECTORS

   The experience and commitment of Post-Sale Seal's Board of Directors will be fundamental strengths. It is anticipated that Post-Sale Seal will have a five member Board of Directors consisting of two Class A Directors and three Class B Directors. One Class A Director's position and one Class B Director's position will be vacant pending appointment by the Board in due course. See ``Change of Directors/Management''.

SHAREHOLDERS

   Following the acquisition from Hvide of Seal Fleet shares by Magnum, and the purchase of the treasury shares by Magnum as heretofore described, Post-Sale Seal will have two new shareholders holding in excess of 5% of its Class A Stock, and one new shareholder owning all of its Class B Stock. Upon such occurrence there will be 2,262,405 shares of Class A Stock issued and outstanding, and 50,000 shares of Class B Stock issued and outstanding.

a) HVIDE MARINE INCORPORATED
   2200 Eller Drive
   Fort Lauderdale, FL  33316

   Hvide will own 175,055 shares, or 7.7%, of the Class A Stock. Hvide is a diversified marine transportation services company serving the energy and chemical industries in the US domestic trade. Since 1993, Hvide has grown from 27 to 91 vessels and had 1995 revenues of over $71 million. Hvide is a significant operator in several niche markets, including offshore energy services and specialty chemical transportation. Hvide has one of the largest and newest fleets of offshore drilling and production support vessels in the US Gulf of Mexico and operates approximately half of the ocean transportation capacity carrying specialty industrial chemicals in the domestic trade. Its tugs are the exclusive provider of docking services in Port Everglades and Port Canaveral, and also work in Mobile, Alabama. In late 1994, Hvide acquired a fleet of fuel barges and towboats which service northeast Florida. J. Erik Hvide, Chairman, President and Chief Executive Officer of Hvide Maine Incorporated will be a Class A Director of Post-Sale Seal.

b) FIRST MAHNUM CORPORATION
   125 Worth Avenue, Suite 318
   Palm Beach, FL  33480

   Magnum will own 315,378 (13.9%) of the Class A Stock and 50,000 shares (100% of the Class B Stock). Magnum is an entity totally owned and controlled by Thomas M. Ferguson.

RISK FACTORS

   IF THE SALE IS CONSUMMATED, POST-SALE SEAL WILL BECOME AN ACQUISITION COMPANY. THE STOCKHOLDERS OF THE COMPANY WILL NOT GET TO VOTE SEPARATELY ON WHETHER TO CHANGE THE NATURE OF POST-SALE SEAL'S BUSINESS TO AN ACQUISITION COMPANY. CONSEQUENTLY, THE FOLLOWING RISK FACTORS SHOULD BE TAKEN INTO CONSIDERATION BY EACH STOCKHOLDER IN DETERMINING WHETHER TO APPROVE THE SALE.

   CHANGE OF CONTROL. As part of the consummation of the Sale, all of the current Board of Directors will resign after appointing their successors who are named herein, all without Stockholder approval. The current officers will also resign and be replaced by the persons named in this Proxy Statement. The consummation of a business combination may also involve a change in officers and directors of Post-Sale Seal.

   NO OPERATING HISTORY. The Company will change the nature of its business if the Sale is approved and consummated. Post-Sale Seal has no operating history in its new line of business, which is yet to be determined. There can be no assurance that Post-Sale Seal's activities will be profitable. As of the date of this Proxy Statement, the Company has not entered into any arrangement to participate in any business ventures or purchase any products.

   LIMITED ASSETS AND NEGATIVE NET WORTH. The Company's only assets after the Sale will be its accounts receivable, cash and minor furniture, equipment, the travel agency and some real estate and it will have a negative net worth on a pro forma basis (at March 31, 1996, see ``Pro Forma Financial Information''). Any business activity that Post-Sale Seal eventually undertakes may require substantial capital, which may be difficult to obtain or not available in light of the Company's pro forma financial condition. The success of Post-Sale Seal will depend upon its ability to acquire additional capital. Since the Company does not know the type of business in which it will eventually engage, the Company does not know what its ultimate capital needs will be.


   LACK OF LIQUIDITY. Immediately following the closing of the Sale, the Company will have only its travel agency business to generate income. The Company does not anticipate that the travel agency business will be able to generate sufficient income to meet the Company's debt service and, in any event, the travel agency business may be sold or otherwise discontinued. The Company's ongoing ability to meet its debt service obligations will be dependent on its ability to successfully complete a business combination with an entity with sufficient cash flow to meet the Company's obligations. Without such an acquisition, the Company will not be able to meet its debt service obligations to the Trusts, and the Trusts will look to the Hvide guaranty for payment. However, if Hvide is required to make payments to the Trusts pursuant to its guaranty, the Company is obligated to reimburse Hvide for such payments.

   SPECULATIVE NATURE OF COMPANY'S PROPOSED OPERATIONS. The success of Post-Sale Seal will depend to a great extent on the operations, financial condition and management of the company or companies with which Post-Sale Seal may merge or which it may acquire. While Magnum intends to cause Post-Sale Seal to merge into or acquire one or more privately held entities with established operating histories, there can be no assurance that Post-Sale Seal will be successful in locating an acquisition candidate meeting such criteria. In the event Post-Sale Seal completes a merger or acquisition transaction, the success of its operations will be dependent upon management of the successor firm and numerous other factors beyond Post-Sale Seal's control. Post-Sale Seal anticipates that it will seek to acquire an existing business. After the acquisition has taken place, management from the acquired entity may operate Post-Sale Seal. There is, however, a possibility that Post-Sale Seal may seek to operate an ongoing business, in which case Post-Sale Seal's management might be retained.

   DILUTION IN MERGER OR ACQUISTIION TRANSACTION. The Company's business plan is based upon a merger with or acquisition of a private concern, which could result in Post-Sale Seal issuing securities to stockholders of any such target concern. The issuance of previously authorized and unissued Common Stock of Post-Sale Seal or the creation and issuance of preferred stock would result in substantial dilution to present Stockholders of the Company, which may result in another change in control or management of Post-Sale Seal.

   DEPENDENCE ON INEXPERIENCED MANAGEMENT. The success of Post-Sale Seal will largely be dependent upon the active participation of Ferguson. Ferguson may not have any experience or background in the business in which Post-Sale Seal proposes to engage and, accordingly, management will probably be required to obtain independent outside professionals to effectively evaluate and appraise a potential business combination. Each of the post-Sale officers and directors has other full time employment and will be available to participate in management decisions only on a part time or as needed basis. It is expected that post-Sale management will each devote approximately one-third of their time to the business affairs of Post-Sale Seal. Officers and directors may be compensated prior to any merger or acquisition. Once Post-Sale Seal acquires a business opportunity, the post-Sale management may resign. The amount of time the post-Sale officers and directors devote to Post-Sale Seal matters will increase if Post-Sale Seal operates an active business. The time which the post-Sale officers and directors devote to the business affairs of Post-Sale Seal and the skill with which they discharge their responsibilities, will substantially affect Post-Sale Seal's success.

   EFFECT OF LIMITED TIME DEVOTED TO POST-SALE SEAL. Opportunities available to Post-Sale Seal for mergers or acquisitions may be lost or delayed as a result of the limited amount of time devoted to Post-Sale Seal by post-Sale management.
As a result, an acquisition or merger may never take place.

   NO BUSINESS PLAN. The Company has not identified the business opportunities in which it will attempt to obtain an interest. The Company therefore cannot describe the specific risks presented by such business. Such business may involve an unproven product, technology or marketing strategy, the ultimate success of which cannot be assured. The acquired business opportunity may be in competition with larger, more established firms over which it will have no competitive advantage. The specific risks of a business opportunity will be disclosed to Post-Sale Seal's Stockholders prior to its acquisition, and approval therefor will be obtained. Post-Sale Seal's investment in a business opportunity may be highly illiquid and could result in a total loss to Post-Sale Seal if the opportunity is unsuccessful.

   CONFLICTS OF INTEREST. All of the directors and officers of the Company following the Sale will be associated with other firms or occupations involving other business activities. Because of these affiliations and because these individuals will devote only part time to the affairs of Post-Sale Seal, there are potential inherent conflicts of interest in their acting as directors and officers of Post-Sale Seal and of other entities. All of the Company's post-Sale directors and officers may be directors or controlling stockholders of other entities engaged in a variety of businesses which may in the future have various transactions with Post-Sale Seal. Additional conflicts of interest and non-arm's length transactions may also arise in the future in the event the Company's post-Sale officers or directors are involved in the management of any firms with which Post-Sale Seal transacts business. Post-Sale Seal may pay finder's fees or other fees to its post-Sale officers, directors or affiliates in connection with any potential business combination involving Post-Sale Seal.

   DEPENDENCE ON OUTSIDE ADVISORS. In order to supplement the business experience of post-Sale management, Post-Sale Seal may employ accountants, technical experts, appraisers, attorneys or other consultants or advisors. The selection of any such advisors will be made by post-Sale management and without any control from Stockholders. Additionally, it is anticipated that such persons may be engaged by Post-Sale Seal on an independent basis without a continuing fiduciary or other obligation to Post-Sale Seal.

   NO DIVIDENDS ANTICIPATED. At the present time Magnum does not anticipate that Post-Sale Seal will pay dividends, cash or otherwise, on its Common Stock in the foreseeable future. Future dividends will depend on earnings, if any, of Post-Sale Seal, its financial requirements and other factors.

   SCARCITY OF AND COMPETITION FOR MERGER OR ACQUISITION PROSPECTS. Post-Sale Seal will be an insignificant participant in the business of seeking mergers with and acquisitions of small private entities. In addition, Post-Sale Seal will have very limited assets to support an acquisition. A large number of established and well financed entities, including venture capital firms, are active in mergers and acquisitions of private companies which may be desirable target candidates for Post-Sale Seal. Nearly all such entities have significantly greater financial resources, technical expertise and managerial capabilities than Post-Sale Seal, and consequently, Post-Sale Seal will be at a competitive disadvantage in identifying possible merger or acquisition candidates.

   NO AGREEMENT FOR BUSINESS COMBINATION OR OTHER TRANSACTION. The Company has no arrangement, agreement or understanding with respect to a merger with, or acquisition of, any entity, private or public. There can be no assurance Post-Sale Seal will be successful in identifying and evaluating suitable merger or acquisition candidates or in concluding a merger or acquisition transaction on terms favorable to the Company.

   LACK OF MARKET RESEARCH. Magnum has neither conducted nor has it engaged other entities to conduct market research to determine that demand exists for the transactions contemplated by Post-Sale Seal or for the business activity in which a potential acquisition candidate engages. Even in the event demand is identified for the business of an acquisition candidate, there is no assurance Post-Sale Seal will be successful in completing any such transaction.

   CONTROL BY SINGLE STOCKHOLDER. Upon the completion of the Sale and sale of their shares by the Trusts, Magnum will own all of the Class B Stock and will be able to select a majority of the Board of Directors of Post-Sale Seal and thus control the direction of Post-Sale Seal.

   POSSIBLE LACK OF DIVERSIFICATION. Post-Sale Seal may be unable to diversify its business activities and, as a consequence, may suffer a total loss to Post-Sale Seal and the Stockholders should an acquisition by Post-Sale Seal prove to be unprofitable. Post-Sale Seal's failure or inability to diversify its activities into a number of areas may subject Post-Sale Seal to economic fluctuations within a particular business or industry and, therefore, increase the risks associated with Post-Sale Seal's operations.

   ADDITIONAL FINANCING REQUIRED. The funds available to Post-Sale Seal will probably not be adequate for it to acquire an interest in any property, business, or opportunity which Post-Sale Seal would choose. Without raising additional funds, Post-Sale Seal may not have sufficient capital to fully exploit any property, business or opportunity acquired. Accordingly, the ultimate success of Post-Sale Seal may depend upon its ability to raise additional capital or to have other parties bear a portion of the required costs to further develop or exploit any business venture in which Post-Sale Seal becomes involved. There is no assurance that funds will be available from any source, and if not available, it will be necessary for Post-Sale Seal to limit its operations to those that can be financed from the existing assets.

   ISSUANCE OF ADDITIONAL SHARES. Approximately 1,715,000 shares of Class A Stock or 46.4% of the total authorized shares (3,700,000) of Class A Stock of the Company are available for sale. The Board of Directors has the power to issue such shares. Magnum has offered to purchase 277,778 shares (12.3%) of Class A Stock for $100,000, which will reduce the percentage ownership of the Class A Stockholders immediately. Post-Sale Seal may issue shares of Common Stock to raise additional capital or to effect a merger or acquisition with a target corporation. Stockholders do not have preemptive rights with respect to the issuance of shares of the

Company's Common Stock. Any additional issuance by Post-Sale Seal from its authorized but unissued shares would have the effect of further reducing the percentage ownership of the Stockholders.

   REGULATION. Although Post-Sale Seal will be subject to regulation under the Securities Act of 1933 and the Securities Exchange Act of 1934, Magnum believes Post-Sale Seal will not be subject to regulation under the Investment Company Act of 1940 insofar as Post-Sale Seal will not be engaged in the business of investing or trading in securities. In the event Post-Sale Seal engages in business combinations which result in Post-Sale Seal holding passive investment interests in a number of entities, Post-Sale Seal could be subject to regulation under the Investment Company Act of 1940. In such event, Post-Sale Seal would be required to register as an investment company and could be expected to incur significant registration and compliance costs. Magnum has obtained no formal determination from the Securities and Exchange Commission as to the status of Post-Sale Seal under the Investment Company Act of 1940, and consequently, any violation of such Act would subject Post-Sale Seal to material adverse consequences.

   PROBABLE CHANGE IN CONTROL AND MANAGEMENT. Mergers or acquisitions involving the issuance of the Post-Sale Seal's Common Stock may result in stockholders of a target company obtaining a controlling interest in Post-Sale Seal. The resulting change in control of Post-Sale Seal could result in removal of the post-Sale officers and directors and a corresponding reduction in their participation in the future affairs of Post-Sale Seal. It is impossible to predict the extent to which management selected by Magnum will participate in the future affairs of Post-Sale Seal following a merger or acquisition.

                                  PROPOSAL II
                             ELECTION OF DIRECTORS

   The authorized number of directors of the Company is not less than five. At this time, the Board of Directors has set the number of directors at seven.
Each director will hold office until the next meeting of Stockholders for the election of directors and until his successor is elected and qualifies, unless he sooner resigns or is removed as provided in the bylaws. If the Sale is consummated, the directors elected by the Stockholders will be replaced. See ``The Sale of Assets - Business of Seal Fleet Following the Sale''. The holders of Class B Stock are entitled to nominate and elect a simple majority of the Board of Directors (four members) (``Class B Directors''), and the holders of Class A Stock are entitled to nominate and elect the remainder of the Board of Directors (three members) (``Class A Directors'').

   The persons named as Proxies in the enclosed Proxy have been designated by management and intend to vote the shares of Class A Stock represented by each Proxy for the nomination and election to the Board of Directors of those persons named below as nominees for Class A Directors, unless authority to vote for any such nominee is withheld on such Proxy.

   The Trusts have informed the Company that the outstanding shares of Class B Stock will be voted, directly or by Proxy, for the persons named below as nominees for Class B Directors.

   Although management has no reason to believe that any of the Class A Director nominees will be unable or unwilling to serve, if any such nominee withdraws or otherwise becomes unavailable to serve, the persons named as Proxies will vote for any substitute nominee designated by the Board of Directors. Certain information concerning the nominees is provided below.


                         NOMINEES FOR CLASS A DIRECTORS


JOHN W. BISSELL                                       Director since 1981
League City, Texas                                    Age 67

Mr. Bissell, for the past five years, has been Chairman of the Board of Seal Fleet, Inc. He has served as director, President and Chief Executive Officer of the Company since 1981, and before then, he served in other executive and management positions with the Company since 1975. Mr. Bissell also serves as a member of the Executive Committee of the Company.

                          ___________________________


HAROLD C. MACDONALD                                   Director since 1981
Houston, Texas                                        Age 62

Mr. MacDonald, for the past thirty-three years, has been Comptroller of The Moody Foundation, a charitable foundation based in Galveston, Texas. Mr. MacDonald has served as director of the Company since 1981. He is a member of the Executive Committee and Audit Committee of the Company.

                          ___________________________

GERALD J. SMITH                                       Director since 1980
Galveston, Texas                                      Age 61

Mr. Smith, for the past seventeen years, has been Program Officer of The Moody Foundation, a charitable foundation based in Galveston, Texas. Mr. Smith has served as director of the Company since 1980. He is a member of the Audit Committee of the Company.


                         NOMINEES FOR CLASS B DIRECTORS


ANN MCLEOD MOODY                                      Director since 1975
Galveston, Texas                                      Age 58

Mrs. Moody has served as Corporate Secretary and director of the Company since 1975. Mrs. Moody is a member of the Executive Committee of the Company.
                           _________________________

ROBERT L. MOODY, JR.                                  Director since 1980
Galveston, Texas                                      Age 36

Mr. Moody, Jr., for the past seven years, has been President of Moody Insurance Group. He has served as director of the Company since 1980. Mr. Moody is a member of the Audit Committee of the Company.

                           _________________________

RUSSELL S. MOODY                                      Director since 1982
Austin, Texas                                         Age 34

Russell S. Moody has served as director of the Company since 1982. He also serves as director of American National Insurance Company.

                           _________________________

LOUIS E. PAULS, JR.                                   Director since 1970
Galveston, Texas                                      Age 60

Mr. Pauls, for the past eleven years, has been President of Louis Pauls & Company, an investment brokers firm based in Galveston. Mr. Pauls has served as director of the Company since 1970. He also serves as director of National Western Life Insurance Company. Mr. Pauls is a member of the Audit Committee of the Company.

                           _________________________


   Ann McLeod Moody is the wife, and Robert L. Moody, Jr. and Russell S. Moody are the sons, of Robert L. Moody, settlor of the Trusts. There is no other relationship by birth or marriage among the directors or executive officers.

   Robert L. Moody is an officer and director of National Western Life Insurance Company, American National Insurance Company and Moody National Bank, and he and his son, Ross Moody, and his mother are the three trustees of The Moody Foundation.

   Russell S. Moody suffered a serious automobile accident in 1980, which resulted in his confinement to a hospital for more than a year. After the accident, his father, Robert L. Moody was appointed his guardian for limited purposes. This limited guardianship is still in effect.

   To the best knowledge of the Company, no other director of the Company is a director of any other company with a class of securities registered under
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered under the Investment Company Act of 1940.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   The Board of Directors of the Company held five meetings during 1995. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors, except Russell S. Moody. Russell Moody did not attend any meetings during 1995. The Board of Directors has two standing committees. The Executive Committee, which consists of Mrs. Moody and Messrs. Bissell and MacDonald, did not meet during 1995. The Executive Committee is empowered to exercise, in the intervals between the meetings of the Board of Directors, the powers of the Board in the management of the business and affairs of the Company.

   The Audit Committee, which consists of Messrs. Pauls, MacDonald, Smith and Moody, Jr., did not meet during 1995. The Audit Committee is empowered to recommend to the Board of Directors a firm of certified public accountants to conduct audits of the accounts and affairs of the Company, to review accounting objectives and procedures of the Company and the findings and reports of the independent certified public accountants, and to make such reports and recommendations to the Board of Directors as it deems appropriate.

   The Board of Directors has no nominating or compensation committee.

COMPENSATION OF DIRECTORS

   Directors are compensated at the rate of $353 for regular meetings and $177 for each special meeting which they attend and are also reimbursed for expenses.

                      INFORMATION ABOUT EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

   The following table sets forth certain information with respect to Seal Fleet's present executive officers. All executive officers are elected to terms which expire at the first meeting of the Board of Directors which next follows the Annual Meeting of Stockholders.

                                           YEARS OF  OFFICER
NAME                    POSITION      AGE  SERVICE    SINCE
- ------------------  ----------------  ---  --------  -------
John W. Bissell     Chairman,          67        21     1975
                    President
                    and CEO

Carl H. Haglund     Executive          52        25     1991
                    Vice
                    President

Trinidad Salinas    Vice President,    55        19     1981
                    Treasurer
                    and Assistant
                    Secretary

Ralph McIngvale     Vice President,    39         4     1992
                    Sales, Sealcraft
                    Operators, Inc.

Ann McLeod Moody    Secretary          58        21     1975


   All of the above executive officers have been employed by Seal Fleet in management positions for more than five years. Carl Haglund has been employed with the Company in management positions since 1971.

   Mr. Bissell, Ms. Salinas, Mr. McIngvale and Mr. Haglund devote their full working time to the Company. Information as to the Company's arrangements with Ann McLeod Moody is provided under ``Certain Transactions''.

   Mr. McIngvale has been Vice President, Sales, of Sealcraft Operators, Inc., a subsidiary of the Company, since March, 1992. Prior thereto, he was Vice President, Sales, of Kilgore Offshore, Inc., which owns, operates and brokers supply vessels.

                           SUMMARY COMPENSATION TABLE


   The following table provides information as to the compensation paid by the Company and its subsidiaries, during fiscal year 1995, to the chief executive officer and each of the other executive officers whose remuneration exceeded $100,000 in 1995.


- --------------------------------------------------------------
NAME AND                                           OTHER
PRINCIPAL                                          ANNUAL
POSITION                     YEAR    SALARY     COMPENSATION/1/
- --------------------------------------------------------------

John W. Bissell, Chairman      1995  $ 96,000          $10,000
President and CEO              1994  $ 88,000          $10,000
                               1993  $ 80,000          $12,000

Ralph McIngvale/(2)/           1995  $542,000              -0-
Vice President, Sales          1994  $717,000              -0-
                               1993  $771,000              -0-


________________
(1) The Company does not provide any long-term compensation plan, stock options, stock appreciation rights, long-term incentive plan, defined benefit or actuarial plan, employment contract or termination of employment or change control agreements with any executive officer other then Mr. McIngvale. The Company sponsors a 401(k) Plan for all employees but makes no contributions thereto. Mr. Bissell received director's fees of $1,765 in 1995, 1994 and 1993, which are included in his salary. The Other Annual Compensation for Mr. Bissell represents the cost and operating expense of an automobile which totaled to $10,000, $10,000, and $12,000 in 1995, 1994 and 1993,
    respectively.


(2) The Company entered into a renewal employment agreement with Mr. McIngvale on January 1, 1996. This agreement provides for a minimum salary of $3,500 per month plus certain commission, provided that the total salary plus commissions may not be less than $100,000 per annum. This agreement is cancelable upon 30 days notice by either party.

    The Company has no obligation to make any payments to any officer or employee who will or may be terminated if the Sale is consummated. However, the Company has agreed with Mr. McIngvale to transfer the boat brokerage business to him if the Sale is consummated. Mr. McIngvale will be responsible for collecting all of the accounts receivable, paying the payables and paying 50% of the difference to the Company. See ``The Sale of Assets - General''.

                SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS OF
               SEAL FLEET, MANAGEMENT AND NOMINEES FOR DIRECTORS


                                                             Amount and
     Title                                                   Nature of     Percent
       of                    Name and Address                Beneficial         of
     Class               of Beneficial Owner/(1)/          Ownership/(2)/     Class
- ----------------  ---------------------------------------  --------------    --------
A Stock           Walter Carucci                                  126,417      6.4%
                  33 Lighthouse Road
                  Great Neck, New York 11024

A Stock           Three R Trusts/(3)/                             212,655    10.72%
                  One Moody Plaza
                  Galveston, Texas 77550

B Stock           Three R Trusts/(3)/                              50,000      100%

A Stock           John W. Bissell                                  16,250        *

A Stock           Ann McLeod Moody                                      0        *

A Stock           Trinidad C. Salinas                               6,775        *

A Stock           Carl H. Haglund                                  11,960        *

A Stock           Louis E. Pauls, Jr.                               7,000        *

A Stock           Gerald J. Smith                                     205        *

A Stock           Harold C. MacDonald                                 100        *

A Stock           Robert L. Moody, Jr./(3)(4)/                                   *

A Stock           Russell S. Moody/(3)(4)/                                       *

A Stock           All officers and current directors as            52,290     2.67%
                  a group (10 persons)/(4)/
* less than 1%

____________________
(1) Address of officers and directors is P. O. Box 1168, Galveston, Texas
    77553.

(2) The Company has been advised that each of its officers and directors (except as stated in note (3)) has sole power to vote and to make investment decisions regarding the shares beneficially owned by him or her.

(3) Robert L. Moody established four Trusts (collectively, the ``Three R Trusts'' or ``Trusts'') one for each of his children Robert L. Moody, Jr., Russell S. Moody, Ross R. Moody and Frances Anne Moody. Each of the Three R Trusts owns an equal number of shares of Class A Stock and Class B Stock. The trustee of each Three R Trust is Irwin M. Herz, Jr. The Company has been advised that the trustee has sole power to vote and to make investment decisions regarding all the shares owned by the Three R Trusts. The beneficiaries cannot direct the sale of the shares or the vote thereof.

(4) Does not include shares owned by the Three R Trusts.

   If the Sale is approved and consummated, control of the Company will change. See ``The Sale of Assets - Business of Seal Fleet Following the Sale''.

                              CERTAIN TRANSACTIONS

   The following paragraphs describe certain transactions or relationships between the Company and its officers, directors and certain related parties which occurred or have continued since January 1, 1995.

   A subsidiary of the Company has a management consulting agreement with Robert
L. Moody. Under such agreement annual fees of $50,000 and $33,000 were paid in 1995 and 1994, respectively. The agreement also provides that the Company will indemnify Mr. Moody against liabilities incurred by him under such agreement.

   Ann McLeod Moody (Robert L. Moody's wife) is corporate Secretary of the Company and is paid an annual salary of $16,000. Her duties as Secretary require only a minor portion of her time. Mrs. Moody is also a director of the Company and in such capacity receives the same fees as other directors.

   Irwin M. Herz, Jr., trustee of the Trusts, is a member of the law firm which serves as the Company's general legal counsel. The Company, however, did engage another law firm to represent it as special counsel in the Sale. Mr. Herz's firm provided legal services for which it accrued and received approximately $1,000 during 1995 and will receive approximately $2,000 for legal services in connection with the proposed Sale. Such services are limited to preparation of appropriate documentation to transfer title to the Vessels. Such amount will be due whether the Sale is consummated or not, since the services will in any event be rendered.

   The Company's offices occupy a steel and masonry building on 29,000 square foot tract of land owned by a partnership of which Robert L. Moody is a partner. The Company's lease expires in 1996, provides for a minimum monthly rental of $1,655 ($20,000 per year, which is the amount paid in 1995) and gives the Company the option to extend the lease for four additional five-year periods at lower rental rates. The Company pays all repair costs, insurance and taxes.
The Company believes that the terms of this lease are as favorable as those which it could reasonably expect to obtain from an unaffiliated party.

   The Company manages and operates various ships beneficially owned by the Trusts. The Company earns fees based on 6% of the ships' revenues. Fees earned on the Trusts' ships totaled $325,000 and $249,000 during 1995 and 1994, respectively. On behalf of the related parties, the Company collects revenues and pays expenses for the management of these ships. This activity resulted in a receivable from the Trusts of $703,000 at March 31, 1996. See discussion under ``The Sale of Assets'' for application of proceeds of sale.

   The Company has notes payable to the Trusts in the face amount of $5,925,000, with interest at 7%, collateralized by the Common Stock of six subsidiaries of the Company. Principal payments were due in two equal installments on December 27, 1990 and 1991. The Company was unable to make these principal payments to the Trusts, putting the Company in default. In 1993, the Company made a principal payment of $100,000. The Trusts have not called the notes and orally have granted an indefinite extension. The entire balance is classified as current at December 31, 1995 and 1994. During each of the years 1986 through 1989, the Company paid one-half the interest due to the Trusts during the year and gave a promissory note for the remainder totalling $208,000 per year. The total principal of these notes is $830,000 (the ``Interest Notes''), and they were due on December 27, 1991. No interest has been paid on the Interest Notes. Interest expense on all these notes was $498,000 in each of 1995 and 1994. See the discussion under ``The Sale of Assets'' for application of proceeds of the Sale with respect to this debt.

   In March, 1996, the Company acknowledged its obligations under the $5,925,000 and the Interest Notes. The Trusts have agreed to forgive $500,000 of interest due on the Interest Notes if the Sale is consummated. In connection with the Sale, assuming a July 31, 1996 closing, the Company will pay to the Trusts $3,876,000, and rearrange the remaining balance of $3,000,000 into a new term note. The new note will bear interest at 10% per annum, with principal payable monthly based upon a 60-month amortization schedule for a 36-month period, with any remaining principal and interest due on the 37th month. Such new note will be guaranteed by Hvide. If the Sale is not consummated, the notes remain in force and past-due. The Trusts have agreed to indemnify the officers and directors of the Company with respect to acknowledgment of the Interest Notes.

   During 1995, $1,900,000 of the Company's $2,500,000 in gross sales generated by its travel agency business was generated by sales to companies that may be deemed to be affiliates of Robert L. Moody.

SECTION 16 FILINGS DISCLOSURE

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (``SEC'') initial reports of ownership and reports of changes in ownership of Class A Stock. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the Company's copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that Ralph McIngvale failed to timely file his initial Form 3 and one subsequent Form 4.


                                  PROPOSAL III
                    RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Pannell Kerr Forster of Texas, P.C. to serve as independent auditors of the Company for the fiscal year ending December 31, 1996, subject to ratification of this appointment by the Stockholders of the Company. Management is not aware of direct or indirect financial interest or any other connections Pannell Kerr Forster of Texas, P.C. may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

   Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares of Common Stock of the Company voting in person or by Proxy at the Annual Meeting of Stockholders. If the stockholders should not ratify the appointment of Pannell Kerr Forster of Texas, P.C., the Board of Directors will reconsider the appointment.

   One or more representatives of the auditing firm of Pannell Kerr Forster of Texas, P.C. will be present at this year's Annual Meeting of Stockholders. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

                       THE TRANSACTION OF OTHER BUSINESS

   As of the date of this Proxy Statement, the Board of Directors has no knowledge of any other business which will be presented for consideration at the meeting. If any other business properly comes before the meeting, it is the intention of the persons named in the enclosed Proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.

                           PROPOSALS BY STOCKHOLDERS

   Stockholders who wish to present proposals at the 1997 annual meeting of stockholders and to have proposals described in the Company's proxy materials must submit their proposals to the Company not later than March 15, 1997.


                          INCORPORATION BY REFERENCE

   The description of the Company's Business and Properties, pages 4 though 7, the Company's Financial Statements, pages 10 through 23, Legal Proceedings, page 7, Market for the Company's Common Stock and Related Stockholder Matters, pages 7 and 8, Management's Discussion and Analysis of Financial Condition and Results of Operations, pages 8 and 9, and Changes in and Disagreements with Accountants on Accounting and Financial Disclosures, page 23, are incorporated by reference from the Company's Annual Report to Stockholders for the year ended December 31, 1995.

                           By order of the Board of Directors,



                           John W. Bissell, Chairman



Date:  June __, 1996

THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY PERSON WHOSE PROXY IS SOLICITED, ON WRITTEN REQUEST FROM SUCH PERSON DELIVERED TO TRINIDAD SALINAS, 3305 AVENUE S, GALVESTON, TEXAS 77550, A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR 1995.

                                SEAL FLEET, INC.

                         INDEX TO FINANCIAL STATEMENTS


                                                                 Page

Condensed Consolidated Balance Sheets.....................       F-2

Condensed Consolidated Statements of Operations...........       F-3

Condensed Consolidated Statements of Cash Flows...........       F-4

Notes to Condensed Consolidated Financial Statements......       F-5


                       SEAL FLEET, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)


                                                        March 31   December 31
                                                          1996         1995
ASSETS
- ------
 Current Assets
 Cash                                                    $ 1,503       $ 1,055
 Accounts receivable - trade                               4,876         4,694
 Accounts receivable - related party                         703           758
 Accounts receivable - other                                 145           133
 Deferred drydocking costs                                   700           294
 Materials and supplies                                       65            66
 Other current assets                                         97           112
                                                         -------       -------
  Total current assets                                     8,089         7,112
                                                         -------       -------

Property and Equipment
 Ships                                                     9,922         9,922
 Furniture and equipment                                     210           223
 Leasehold improvements                                      123           124
                                                         -------       -------
  Total property and equipment                            10,255        10,269
 Less accumulated depreciation                             7,633         7,533
                                                         -------       -------
  Property and equipment - net                             2,622         2,736

Other Assets
 Deferred drydocking costs - non current                     356           356
 Assets held for resale                                      154           154
 Other assets                                                 36            36
                                                         -------       -------
TOTAL ASSETS                                             $11,257       $10,394
                                                         =======       =======


LIABILITIES AND SHAREHOLDERS' EQUITY
- ------------------------------------
Current Liabilities
Current portion of long-term debt to related party       $ 7,460       $ 7,560
Accounts payable - trade                                   4,560         3,815
Accrued interest expense                                     991           877
Other liabilities                                            100
                                                         -------
  Total current liabilities                               13,111        12,252
Long-term debt to related party less current portion       1,666         1,763
                                                         -------       -------
  Total liabilities                                       14,777        14,015

Shareholders' Equity
Class A common stock, $.10 par value;
 3,700,000 shares authorized and
 2,432,248 shares issued in 1996 and 1995                    243           243
Class B common stock, $.10 par value; 50,000
 shares authorized, issued and outstanding                     5             5
Additional paid-in capital                                 4,456         4,456
Retained deficit                                          (8,094)       (8,195)
Class A common stock held in treasury
 at cost; 447,621 shares in 1996 and 1995                   (130)         (130)
                                                         -------       -------

 Shareholders' equity                                     (3,520)       (3,621)
                                                         -------       -------

LIABILITIES AND SHAREHOLDERS' EQUITY                     $11,257       $10,394
                                                         =======       =======



See notes to condensed consolidated financial statements.

                       SEAL FLEET, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                   Three months ended
                                                                        March 31,
                                                                1996                1995

Charter revenue                                                  $1,622            $1,432
Operating fees                                                       91                75
Crewing fees                                                                           12
Travel agency commissions                                            58                44
                                                                 ------            ------

 Total revenues                                                   1,771             1,563


Operating expenses                                                  652               755
Drydock amortization                                                136                65
Selling, general and administrative expense                         533               480
Selling, general and administrative expense-travel agency            56                70
Depreciation                                                        117               136
Interest expense                                                    188               205
Other (income) and expense                                          (12)               11

 Total costs and expenses                                         1,670             1,722
                                                                 ------            ------

Net income (loss)                                                $  101            $ (159)
                                                                 ======            ======

Net income (loss) per share                                        $.05            $ (.08)
                                                                   ====             =====

Weighted average shares outstanding                           2,035,000         2,035,000
                                                              =========         =========


See notes to condensed consolidated financial statements.

                       SEAL FLEET, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                Three months ended
                                                                     March 31,
                                                               1996            1995

OPERATING ACTIVITIES

Net income (loss)                                            $ 101   $          (159)
Adjustments to reconcile net loss to net cash
provided (required) by operating activities:
 Depreciation                                                  117               136
 Changes in operating assets and liabilities:
  Accounts and notes receivable                               (138)            1,774
  Other current assets                                        (390)               51
  Accounts payable - trade                                     744            (1,467)
  Interest payable                                             114               132
                                                            ------            ------

Net cash provided (required) by operating activities           548               467
                                                             ------           ------

INVESTING ACTIVITIES

Purchase of property and equipment                              (3)              (14)
                                                                --               ---

Net cash required by investing activities                       (3)              (14)
                                                                --               ---


FINANCING ACTIVITIES

Decrease in long term debt                                     (97)              (89)
                                                             -----             -----

Net cash required by financing activities                      (97)              (89)
                                                             -----             -----

INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                                          448               364

CASH AND CASH EQUIVALENTS AT
 JANUARY 1, 1996 AND 1995                                    1,055               561
                                                             -----             -----

CASH AND CASH EQUIVALENTS AT
 MARCH 31, 1996 AND 1995                                     1,503           $  $925
                                                             =====             =====




See notes to condensed consolidated financial statements.

                       SEAL FLEET, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


Note A -- Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

During the three month period ended March 31, 1996, Seal Fleet, Inc. ("Seal Fleet" or "the Company") realized net income of $101,000 and as of that date the Company's total liabilities exceeded its total assets by $3,520,000. Further the Company is currently in default on a significant portion of notes to a related party (see Note C). These factors indicate that the Company may be unable to continue in its present form as a going concern.


Note B -- Results of Operations

The results of operation for the three month period ended March 31, 1996 is not necessarily indicative of the results of operation for the full year.


Note C -- Default in Senior Securities

The Company has a note payable to the Three R Trusts, face amount of $5,925,000, stated interest at 7%, collateralized by the common stock of six subsidiaries of the Company. Principal payments were due in two equal installments on December 27, 1990 and 1991. The Company was unable to make these principal payments to the Three R Trusts, putting the note in default. However, the Trusts have not called the note and have granted an indefinite verbal extension. The Company made a principal payment of $100,000 in 1993. The entire balance is classified as current at March 31, 1996 and December 31, 1995.

                               INDEX TO EXHIBITS

EXHIBIT NUMBER AND DESCRIPTION                                          PAGE NO.

10.  Material contracts.

     10.1 Asset Purchase Agreement dated March 29, 1996, by and among
          Hvide Marine Incorporated, Seal Fleet, Inc., Sealcraft Operators, Inc. Seal GP, Inc. and South Corporation and Thomas M. Ferguson.*

23.  Consents of experts and counsel.

     23.1 Consent of Rauscher Pierce Refsnes, Inc. ........................

     23.2 Consent of Dufour Laskay & Associates, Inc. .....................

     23.3 Consent of JF Moore, Inc. .......................................

27.  Financial Data Schedule.*

99.  Additional exhibits.

     99.1 Fairness Opinion of Rauscher Pierce Refsnes, Inc. ...............

     99.2 Annual Report of the Company for the year ended
          December 31, 1995*

     99.2 Form of Proxy*
______________________
*  Previously filed